UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.____)

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Orion Energy Systems, Inc.

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June 21, 2021

Dear Fellow Shareholders:

Thank you for your investment in Orion and the confidence you have placed in our Board of Directors. We are excited to share with you the significant progress we have made in fiscal 2021, which we believe represents not only an endorsement of the values, expertise, product quality, and customer commitment of the entire Orion organization, but also a confirmation of our customers’ satisfaction with our solutions and service. Some of our highlights from fiscal 2021 include:

Positive Net Income. In fiscal 2021, we achieved our goal of generating positive net income with a net income of $26.1 million, $20.9 million of which was a non-cash tax benefit for the release of valuation allowances.

Strong Revenue. In fiscal 2021, our efforts to win new work were successful as we exceeded our goal of $100 million in revenues, achieving $116.8 million in fiscal 2021 despite the effects of the COVID-19 pandemic

Stock Appreciation. Our stock price increased by 94% from $3.70 per share on March 31, 2020 to $7.17 on April 1, 2021 and our market capitalization increased by 97% from approximately $112.0 million to approximately $220.5 million.

Gross Profit. Our gross profit percentage increased 120 basis points to 25.8% in fiscal 2021 from 24.6% in fiscal 2020, as we were able to improve our product margins and manage supply chain and input costs.

We are proud of the accomplishments we were able to deliver to our shareholders in fiscal 2021 and cordially invite you to attend our 2021 Annual Meeting of Shareholders, which will be held online at www.virtualshareholdermeeting.com/OESX2021 on Thursday, August 5, 2021, at 1:00 p.m., Central Time. A replay of our Annual Meeting of Shareholders will also be available on our website during the month of August. We hope that you will be able to attend our annual meeting online to hear about exciting progress on the horizon at Orion.

Sincerely,

Michael W. Altschaefl
Chief Executive Officer and Board Chair

Orion Energy Systems, Inc.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

(800) 660-9340

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Orion Energy Systems, Inc.:

Our 2021 Annual Meeting of Shareholders will be held on Thursday, August 5, 2021, at 1:00 p.m., Central Time, online at www.virtualshareholdermeeting.com/OESX2021. You will be able to listen to the annual meeting live, submit questions and vote online. A replay of the annual meeting will be available on our website during the month of August.

At the annual meeting, as we describe in the accompanying proxy statement, we will ask you to vote on the following matters:

1. the election of two nominees named in the attached proxy statement as Class II directors to serve for a term expiring at the 2024 annual meeting of shareholders and one nominee named in the attached proxy statement as a Class I director to serve for a term expiring at the 2023 annual meeting of shareholders, and, in each case, until their successors have been duly elected and qualified;

2. an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3. the ratification of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2022; and

4. such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.

You are entitled to vote at the annual meeting only if you were a shareholder of record at the close of business on June 9, 2021. A proxy statement and proxy card are enclosed.

In order to provide our shareholders a more convenient, cost-effective method of attending, and, in light of the continuing impact of the coronavirus (COVID-19) pandemic, to provide our shareholders with a means to attend the annual meeting in a manner that does not endanger the health and well-being of our shareholders, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2021. You are entitled to participate in and submit questions in writing during the annual meeting if you were a shareholder as of the close of business on June 9, 2021. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2021, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly at 1:00 p.m., Central Time. Online check-in will begin at 12:45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

Whether or not you expect to attend the annual meeting, it is important that you promptly complete, sign, date and submit your proxy card via internet, telephone or mail in accordance with its instructions so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote to approve the compensation of our named executive officers. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

By order of the Board of Directors:

Michael W. Altschaefl
Chief Executive Officer and Board Chair

Manitowoc, Wisconsin

June 21, 2021

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on August 5, 2021. Our proxy statement for our 2021 Annual Meeting of Shareholders and our 2021 Annual Report to Shareholders are available at www.proxyvote.com.

Our Annual Report on Form 10-K is enclosed with this notice and proxy statement for shareholders who have elected to receive paper copies of our proxy materials.

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

To be Held August 5, 2021

We are providing these proxy materials to you because our board of directors is soliciting proxies for use at our 2021 Annual Meeting of Shareholders to be held online on Thursday, August 5, 2021, at 1:00 p.m., Central Time, and at any adjournment or postponement thereof (which we refer to collectively as our “annual meeting”), for the purposes set forth in the attached Notice of 2021 Annual Meeting of Shareholders and as described herein. We either (i) mailed you a notice of internet availability of our proxy materials on or before June 21, 2021 notifying each shareholder entitled to vote at the annual meeting how to vote and how to electronically access a copy of this proxy statement and form or proxy or (ii) mailed you a printed copy of such proxy materials and a proxy card in paper format.

In order to provide our shareholders a more convenient, cost-effective method of attending, and, in light of the ongoing impact of the coronavirus (COVID-19) pandemic, to provide our shareholders with a means to attend the annual meeting in a manner that does not endanger the health and well-being of our shareholders, we have elected to hold our annual meeting via remote communication. You may attend the virtual annual meeting and vote your shares during the meeting by visiting our annual meeting website at www.virtualshareholdermeeting.com/OESX2021. A replay will be available on our website during the month of August. You are entitled to participate in the annual meeting if you were a shareholder as of the close of business on June 9, 2021. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/OESX2021, you will need the 16-digit control number included on your notice, your proxy card or the instructions that accompanied your proxy materials. The annual meeting will begin promptly at 1:00 p.m., Central Time. Online check-in will begin at 12:45 p.m., Central Time. Please allow ample time for the online check-in procedures. If you have difficulty accessing the virtual annual meeting, please call the technical support number that will be posted on the virtual annual meeting log in page for assistance. We will have personnel available to assist you. If you hold shares through a bank, broker or other nominee, you will need to contact such bank, broker or other nominee for assistance with your 16-digit control number.

This year’s shareholder question and answer session will include questions submitted in advance of, and questions submitted live during, the annual meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your 16-digit control number. Questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/OESX2021. We expect to respond to questions during the annual meeting, and may also respond to questions on an individual basis or by posting answers on our investor relations website after the meeting.

Consistent with prior years, we are using the “notice and access” system adopted by the SEC relating to the delivery of our proxy materials over the internet. The SEC’s notice and access rules allow us to deliver our proxy materials to our shareholders by posting the materials on an internet website, notifying shareholders of the availability of our proxy materials on the internet and sending paper copies of our proxy materials upon shareholder request. We believe that the notice and access rules allow us to use internet technology that many shareholders prefer, continue to provide our shareholders with the information that they need and, at the same time, ensure more prompt delivery of our proxy materials. The notice and access rules also lower our cost of printing and delivering our proxy materials and minimize the environmental impact of printing paper copies.

As a result, we mailed to many of our shareholders a notice of internet availability of our proxy materials instead of a paper copy of our proxy materials. Shareholders who received the notice will have the ability to access our proxy materials over the internet and to request a paper copy of our proxy materials by mail, by e-mail or by telephone. Instructions on how to access our proxy materials over the internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request our proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. The notice of internet availability of our proxy materials also serves as a notice of meeting.

Execution of a proxy will not affect your right to attend and vote at the annual meeting virtually, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before the annual meeting by giving written notice of your intention to revoke the proxy to our board secretary or by attending the annual meeting virtually and voting at the annual meeting online. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the annual meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s three director nominees set forth below; (2) for the advisory vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the executive compensation tables set forth below in this proxy statement; (3) for the ratification of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2022; and (4) on such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies. Our board of directors has designated Michael W. Altschaefl and J. Per Brodin, and each or either of them, as proxies to vote the shares of our common stock solicited on its behalf.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors or the advisory vote to approve the compensation of our named executive officers. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

The three nominees receiving the highest vote totals of the eligible shares of our common stock, no par value per share (“Common Stock”), will be elected as our directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. The advisory vote to approve the compensation of our named executive officers and the appointment of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2022 will be approved if the votes cast in favor of approval exceed the votes cast against approval. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast.

Only holders of record of shares of our Common Stock as of the close of business on June 9, 2021 (the “Record Date”) are entitled to vote at the annual meeting. As of the Record Date, we had 30,998,205 shares of Common Stock outstanding and entitled to vote. The record holder of each share of Common Stock outstanding on the Record Date is entitled to one vote per share on each matter submitted for shareholder consideration at the annual meeting. In order for us to validly transact business at the annual meeting, we must have a quorum present. A majority of the votes of the shares of Common Stock entitled to be cast, or shares representing at least 15,499,103 votes, will represent a quorum for the purposes of the annual meeting.

WE INTEND TO BEGIN MAKING THIS PROXY STATEMENT AND THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AVAILABLE TO SHAREHOLDERS ON OR ABOUT JUNE 21, 2021.

RETIRING DIRECTOR TRIBUTE

We would like to formally extend our gratitude to a member of our board of directors, Michael J. Potts, who is retiring at the annual meeting, for his many years of service and contributions to our company, our board and our shareholders. We extend to Mr. Potts our sincere appreciation for his valued service, guidance, advice and dedication to our company and wish him the best in his future endeavors.

Michael J. Potts 20 Years of Service as a Director Former President and Chief Operating Officer (2010-2017) Former Chief Risk Officer (2017)

PROPOSAL ONE:

ELECTION OF DIRECTORS

We maintain a staggered board of directors divided into three classes. Currently, there are no directors in Class I (2020-2023), four directors in Class II (2018-2021) (Ms. Richstone and Messrs. Altschaefl, Williamson and Potts) and two directors in Class III (2019-2022) (Messrs. Howe and Otten). Each director generally serves for a term ending on the date of the third annual shareholders’ meeting following the annual shareholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified.

In connection with the election of directors at the annual meeting and our board’s continuing effort to become smaller and more streamlined and cost-effective, Mr. Potts, in consultation with the board of directors, voluntarily agreed to retire at the annual meeting and, therefore, will not stand for re-election at the annual meeting. In addition, we have, in consultation with Mr. Williamson, determined that Mr. Williamson will be nominated for re-election as a Class I director, which will result in Mr. Williamson serving a two-year term expiring at the 2023 annual meeting of shareholders.

At the annual meeting, the terms of our four current Class II (2018-2021) directors (Ms. Richstone and Messrs. Altschaefl, Williamson and Potts) will expire. As discussed above, Mr. Potts will retire at the annual meeting, Mr. Williamson will stand for re-election as a Class I director and Ms. Richstone and Mr. Altschaefl will stand for re-election as Class II directors. Assuming each of our director nominees are elected, following the annual meeting the size of our board will be reduced from six to five directors.

The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our board. Our directors have no reason to believe that any of the nominees named below will be unable to serve if elected.

The following sets forth certain information, as of June 21, 2021, about each of the board’s nominees for election at the annual meeting and each director of our company whose term will continue after our annual meeting.

Nominees For Election at the Annual Meeting

Class II Directors (2021-2024) — Terms Expiring 2024

Ellen B. Richstone, 69, has served as a director since May 2017. Ms. Richstone was the Chief Financial Officer of several public and private companies between 1989 and 2012, including Rohr Aerospace, a Fortune 500 company. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2003 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion. Ms. Richstone currently serves on the boards of two other public companies: eMagin Corporation and Superior Industries International. She currently chairs the audit committees of eMagin Corporation and Superior Industries in addition to our company. Ms. Richstone has prior experience on both public and private boards and is currently on the board of the National Association of Corporate Directors in New England. Ms. Richstone’s past public board service includes American Power Conversion (sold), Everyware Global (taken private) and Parnell Pharmaceuticals Holdings Ltd. (taken private). In April 2013, Ms. Richstone was awarded the first annual Distinguished Director Award from the Corporate Directors Group (renamed ACCD). Ms. Richstone graduated from Scripps College in Claremont California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s business school. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors. In January 2018 Ms. Richstone was named a National Association of Corporate Directors Fellow, the highest governance level awarded. In September 2020, Ms. Richstone was named to the Directorship 100 by the National Association of Corporate Directors (NACD) for her leadership in board governance. We believe that Ms. Richstone’s financial expertise and her experience as a seasoned executive and board member qualify her for service as a director of our company.

Michael W. Altschaefl, 62, was appointed as our chief executive officer on May 25, 2017 and has served as a director since October 2009. Mr. Altschaefl has served as our board chair since August 2016. Mr. Altschaefl serves as the chairman of E-S Plastic Products LLC, a custom manufacturer of plastic injected molded parts and PanelTEK LLC, an electrical engineering services and custom manufacturer of electrical control panels. Mr. Altschaefl served as the president and chairman of Still Water Partners, Inc., a private investment firm, from August 2013 through December 2017 and as president of E-S Plastic Products LLC from November 2013 through May 2017. Previously, Mr. Altschaefl served as the vice president—strategy and business development of Shiloh Industries, Inc., a public company and leading independent manufacturer of advanced metal product solutions for high volume applications in the North American automotive, heavy truck, trailer and consumer markets from January 2013 until October 2013. Mr. Altschaefl was an owner and chief executive officer of Albany-Chicago Company LLC, a custom die cast and machined components company when Shiloh Industries purchased the company in December 2012. Mr. Altschaefl is a certified public accountant. Prior to acquiring Albany-Chicago Company LLC in 2008, Mr. Altschaefl worked for 27 years with two international independent registered public accounting firms, including 16 years as a partner. We believe that Mr. Altschaefl’s experience as our chief executive officer, his experience in other leadership positions at manufacturing companies and his background as an accountant qualify him for service as our chief executive officer, director and board chair.

Class I Director (2021-2023) — Term Expiring 2023

Mark C. Williamson, 67, has served as a director since April 2009 and was our lead independent director from October 2009 through May 2013. Mr. Williamson was a partner of Putnam Roby Williamson Communications of Madison, Wis., a strategic communications firm specializing in energy utility matters, from 2008 until 2018. He has more than 20 years of executive-level utility experience. Prior to joining Putnam Roby Williamson Communications, Mr. Williamson was vice president of major projects for American Transmission Company from 2002 to 2008, served as executive vice president and chief strategic officer with Madison Gas and Electric Company from 1986 to 2002 and, prior to 1986, was a trial attorney with the Madison firm Geisler and Kay S.C. We believe that Mr. Williamson’s background in the energy utility industry, legal experience and in management positions qualify him for service as a director of our company.

RECOMMENDATION OF THE BOARD: THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE DIRECTOR NOMINEES.

Directors Continuing in Office

Class III Directors (2019-2022) — Terms Expiring 2022

Alan B. Howe, 60 has served as co-founder and Managing Partner of Broadband Initiatives, LLC, a telecommunications consulting firm, since 2001. Mr. Howe also served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc., a national broadband telecommunications company, from 2005 to 2008, and as Chief Financial Officer and Vice President of Corporate Development for Teletrac, Inc., a mobile data and location solutions provider, from 1995 to 2011. Previously, he held various executive management positions for Sprint and Manufacturers Hanover Trust Company. Mr. Howe has over 30 years of extensive hands-on expertise combined with corporate finance, business development and corporate governance experience. Mr. Howe has a broad business background and has been exposed to a wide variety of complex business situations within large corporations, financial institutions, start-ups, small-caps and turnarounds. Mr. Howe is currently a member of the board of directors and serves on the audit committees of Resonant, Inc., Babock & Wilcox and Sonim Technologies Inc. Previously, Mr. Howe served on the boards of Determine, Inc., Urban Communications, Inc., MagicJack Vocaltec, Widepoint and CafePress. Mr. Howe holds a B.S. in business administration and marketing from the University of Illinois and an M.B.A. in finance from the Indiana University, Kelley Graduate School of Business. We believe that Mr. Howe’s expertise in financial capital markets and M&A, as well as his experience from serving on other public company boards, qualify him for service as a director of our company.

Anthony L. Otten, 65, has served as a director since August 2015. In June 2017, Mr. Otten was appointed as our lead independent director. Mr. Otten serves as managing member of Stillwater, LLC. Previously, Mr. Otten served as chief executive officer of Versar, Inc. from February 2010 until its sale in November 2017 and also served as a member of the board of directors of Versar, Inc. from 2008 until its sale in November 2017. Mr. Otten also currently serves on the Advisory Board of Constant Associates, Inc., a federal contractor, the Board of Directors and audit and nominating and governance committees of Glen Farne Acquisition Corp., and the Board of Directors of Washington Performing Arts, a not-for-profit organization, where he is also Finance Chair and a member of the Executive Committee. Mr. Otten previously served as managing member of Stillwater, LLC from July 2009 to February 2010; operating partner of New Stream Asset Funding, LLC from 2007 to June 2009; managing member of Stillwater, LLC from 2004 to 2007 and principal of Grisanti, Galef and Goldress, Inc. from 2001 to 2004. Previously, Mr. Otten held senior management positions with Cabot Corporation and Marriott Corporation. We believe that Mr. Otten’s experience as a chief executive officer of a public company, capital markets expertise and merger and acquisition experience qualify him for service as a director of our company. We further believe that Mr. Otten’s leadership experience and contributions to our board qualify him to serve as our lead director.

We strongly encourage our directors to attend our annual meeting, and it is expected that they will do so. All of our six then-serving directors attended our 2020 annual meeting virtually.

CORPORATE GOVERNANCE

Board of Directors — General

Our board of directors met 13 times during fiscal 2021, consisting of five mandatory meetings and eight optional meetings. All of our directors attended at least 75% of the aggregate of (a) the total number of mandatory meetings of the board held during the fiscal year while they were a director and (b) the total number of meetings held by all committees of the board on which they served during the fiscal year while they were serving on the committees.

Our board has determined that each of Ms. Richstone and Messrs. Howe, Otten and Williamson is independent under the listing standards of the Nasdaq Capital Market. Our board generally uses the director independence standards set forth by the Nasdaq Capital Market as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other, objective criteria as applicable.

Standing Board Committees

Our board of directors has established the following standing committees: an audit and finance committee, a compensation committee and a nominating and corporate governance committee. Our board has adopted charters for each standing committee describing their respective responsibilities. The charters are available on our website at www.orionlighting.com.

Our audit and finance committee is currently comprised of Ms. Richstone and Messrs. Otten and Howe, with Ms. Richstone acting as chair. Each member of the audit and finance committee is an audit committee financial expert, as defined under the rules of the Securities and Exchange Commission (the “SEC”) implementing Section 407 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The principal responsibilities and functions of our audit and finance committee are to (i) oversee the reliability of our financial reporting, the effectiveness of our internal control over financial reporting, and the independence of our internal and external auditors and audit functions and (ii) oversee the capital structure of our company and assist our board of directors in assuring that appropriate capital is available for operations and strategic initiatives. In carrying out its accounting and financial reporting oversight responsibilities and functions, our audit and finance committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions. Our audit and finance committee also is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. Our audit and finance committee met four times in fiscal 2021. Each member of our audit and finance committee meets the requirements for independence under the current rules of the Nasdaq Capital Market and the SEC.

Our compensation committee is currently comprised of Ms. Richstone and Messrs. Otten and Williamson, with Mr. Williamson acting as chair. The principal functions of our compensation committee include (i) administering our incentive compensation plans; (ii) establishing performance criteria for, and evaluating the performance of, our executive officers (including, in the absence of a lead director, our CEO); (iii) annually setting the salary and other compensation for our executive officers; (iv) overseeing the company’s response to the outcome of our shareholders’ advisory votes on our executive compensation; (v) annually reviewing the compensation paid to our non-employee directors; (vi) annually reviewing the compensation committee’s charter, our equity compensation plans and the compensation committee’s current practices, procedures and controls in order to develop, maintain and implement equity compensation compliance procedures; (vii) providing our board of directors with an annual report on our compliance with our procedures, policies, and guidelines for issuing equity awards; and (viii) reviewing and approving all disclosures in our SEC filings, including our annual proxy statement, concerning our equity compensation plans and executive and director compensation matters. In addition, members of our compensation committee are required to receive periodic training concerning our operative equity compensation plans and compensation procedures, as well as general best practices for executive compensation. Our compensation committee met four times in fiscal 2021. Each member of our compensation committee meets the requirements for independence under the current Nasdaq Capital Market and SEC rules. Our compensation committee did not engage the services of a compensation consultant to determine executive compensation for either of fiscal 2021 or fiscal 2022. In general, the compensation committee has determined to engage an independent compensation consultant only if relevant factors or circumstances change significantly.

Our nominating and corporate governance committee is comprised of Ms. Richstone and Messrs. Otten and Williamson, with Mr. Otten acting as chair. The principal functions of our nominating and corporate governance committee are, among other things, to (i) establish and communicate to shareholders a method of recommending potential director nominees for the committee’s consideration; (ii) develop criteria for selection of director nominees; (iii) identify and recommend persons to be selected by our board of directors as nominees for election as directors; (iv) plan for continuity on our board of directors; (v) recommend action to our board of directors upon any vacancies on the board; and (vi) consider and recommend to our board other actions relating to our board of directors, its members and its committees. Our nominating and corporate governance committee met four times in fiscal 2021. Each member of our nominating and corporate governance committee meets the requirements for independence under the Nasdaq Capital Market and SEC rules.

Board Leadership Structure and Role in Risk Oversight

Our board of directors does not have a policy on whether or not the roles of chief executive officer and board chair should be separate. Our board reserves the right to assign the responsibilities of the chief executive officer and board chair to different individuals or to the same individual if, in the board’s judgment, a combined chief executive officer and board chair position is determined to be in the best interest of our company. In the circumstance where the responsibilities of the chief executive officer and board chair are vested in the same individual or in other circumstances when deemed appropriate, the board will designate an independent lead director from among the independent directors. The duties of the lead director include (i) conferring with the board chair on, and approving, meeting agendas and meeting schedules to assure there is sufficient time for discussion of all agenda items; (ii) calling and presiding over all meetings of the board at which the board chair is not present, including executive sessions; (iii) leading the annual performance reviews of the chief executive officer and the board; (iv) ensuring that there is open communication between our independent directors, the board chair and other management members; (v) being available, when deemed appropriate by the board, for consultation and direct communication with shareholders; and (vi) reviewing, at his or her discretion, information to be sent to the board.

The positions of chief executive officer and board chair had been separate since August 25, 2010; however, on May 25, 2017, our board restructured our management team and appointed Mr. Altschaefl (our then serving non-executive board chair) to serve as our chief executive officer, thereby combining the positions of chief executive officer and board chair. As a result, in June 2017, our board designated Mr. Otten to serve as our board’s independent lead director. Our board believes that this leadership structure assists our board in implementing our strategic plan, creates streamlined accountability for our performance, and facilitates our board’s efficient and effective functioning. Our board also believes that having Mr. Altschaefl serve as both our chief executive officer and our board chair allows him to leverage the information gained from both roles to effectively lead our company, while having Mr. Otten serve as our lead director continues to help our board execute independent oversight of our management team. Our board retains the authority to modify this structure to best address our company’s unique circumstances as and when appropriate.

Our full board is responsible for the oversight of our enterprise risk management process. Our board is responsible for overseeing our management team’s identification of certain enterprise risks that could adversely affect our company and the steps management has taken or plans to take to monitor, control and report such risks, including risks relating to our sales and distribution model, the sufficiency of our liquidity and capital, customer concentration, retention of key employees, competitive pressures on the average sales price of our products, adapting to convergence and commoditization in the lighting industry, the introduction of new, low-cost competitors in the lighting industry, uncertain political and economic conditions, innovation and product development, creating shareholder value, component inventory supply, supply chain and inventory management, security of information systems and data, implementation of new information systems, cybersecurity risk, communication with investors including activist investors, industry and government regulations, the impact of changes in trade policies and tariffs on our components and products, financial reporting and compliance, product liability and warranties, rogue employees and exchange rate risk.

Our management reports on these risks periodically to our board. Our board relies on our compensation committee to address significant risk exposures facing our company with respect to compensation. As described herein under the heading “Risk Assessment of our Compensation Policies and Practices,” each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any significant risks arising from such policies and practices are reasonably likely to materially adversely affect our company. In addition, our audit committee supports the board’s risk oversight function by overseeing and managing risks relating to the reliability of our financial reporting and the effectiveness of our internal control over financial reporting, as well as risks related to our liquidity and capital structure. Our board’s role in the oversight of our risk management has not affected our board’s determination that the combined chief executive officer and board chair position (with the designation of an independent lead director) constitutes the most appropriate leadership structure for our company at this time. Our audit and finance committee and our full board review and comment on the draft risk factors for disclosure in our annual and quarterly reports and use the receipt of such draft risk factors to initiate discussions with appropriate members of our senior management if such risk factors raise questions or concerns about the status of enterprise risks then facing our company. During fiscal 2021, our board and its committees also reviewed and discussed with management the impact of COVID-19 on our company’s employees, supply chain, and business, and management’s strategies and initiatives to respond to, and mitigate, adverse impacts, including enhanced health and safety measures for our company’s workforce and its supply chain’s workforce.

Nominating and Corporate Governance Committee Procedures

Our nominating and corporate governance committee will consider shareholder recommendations for potential director nominees, which should be sent to the nominating and corporate governance committee, c/o board secretary, Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. The time by which such recommendations must be received in order to be timely is set forth below under “Shareholder Proposals.” The information to be included with recommendations is set forth in our Amended and Restated Bylaws, and factors that our nominating and corporate governance committee will consider in selecting director nominees are set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on our website at www.orionlighting.com. Our nominating and corporate governance committee evaluates all potential nominees in the same manner, and may consider, among other things, a candidate’s strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, industry knowledge and experience and geographic, gender, age, and ethnic diversity. Our nominating and corporate governance committee believes that directors should display the highest personal and professional ethics, integrity and values and sound business judgment. The committee also believes that, while diversity and variety of experiences and viewpoints represented on our board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of geographic, gender, age or ethnic diversity. Our nominating and corporate governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above, as well as the director’s contributions to the board during their current term. As part of its periodic self-assessment, our nominating and corporate governance committee assesses the effectiveness of its director selection policy described in this paragraph, including its provisions relating to the consideration of diversity.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions. Our Code of Conduct is available on our web site at www.orionlighting.com. Any material amendments or waivers relating to the Code of Conduct will be disclosed on our web site within four business days following the date of such amendment or waiver.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

We are committed to achieving best practices in environmental, social and governance matters. We are in the beginning stages of creating meaningful metrics to monitor and demonstrate continuous improvement towards achieving this goal. We constantly strive to discover new and innovative ways to positively impact the environment, our employees, customers and stakeholders.

Environmental

For 25 years, we have helped our customers achieve energy savings with healthy, safe and sustainable solutions that enable them to reduce their carbon footprint and digitize their business. Our LED lighting solutions generally result in a 50% or greater reduction in energy consumption for our customers. The result has been to reduce the need to create new power generation in North America.

At our own facilities, we incorporate energy-saving LED lighting and UVC air movement products to reduce our energy consumption and vastly improve the safety and comfort of our manufacturing and office workspaces. We also generate our own electricity from our onsite 50kW and 20kW wind power towers coupled with our solar array on our manufacturing facility rooftop. We also employ a 60 kW microturbine for point-source power generation, which reclaims waste heat to augment the hot water needed for our paint line, providing up to 50% of our required daytime power usage.

Social

We are committed to the social needs of our employees, our stakeholders, the communities in which we operate and our global society. Two of our core values are integrity and respect. We have the courage to do the right thing and we maintain a strict adherence to honesty, ethics and equality. We value our relationships with each other, customers, suppliers and business partners and act in the same way that we want to be treated.

We are committed to maintaining a respectful work environment for our employees, free from discrimination or harassment of any kind. Our clear-cut harassment policy and Code of Conduct form the foundation of our culture of respect and dignity. We are also committed to being an equal opportunity employer and are constantly establishing meaningful diversity metrics.

We engage in our communities by donating lighting products for renovation and new construction, including projects at treasured local institutions, such as zoos, museums and exposition centers, as well as public service entities, such as local fire departments.

As a GSA-certified contractor, we maintain a GSA schedule and are subject to Small Disadvantaged Business (SDB) goals within the government sector. Our goal for 2021 is to award 34% of total GSA contracts to SDB concerns, including woman-owned, service-disabled veteran-owned, and veteran-owned small businesses. We are also responsible for flow-down clauses in the Federal Acquisition Regulations (FAR) for most contracts, focused on equal opportunity for disadvantaged businesses.

Governance

Our Board strictly adheres to our Corporate Governance Guidelines and Code of Conduct, which are reviewed annually. Our directors represent a wide range of perspectives, experience and knowledge. Our goal is to double our Board’s gender diversity ratio within the next year.

EXECUTIVE OFFICERS

The following table sets forth information as of June 21, 2021 regarding our current executive officers:

Name	Age	Position

Michael W. Altschaefl	62	Chief Executive Officer and Board Chair

J. Per Brodin	59	Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	63	Chief Operating Officer and Executive Vice President

The following biographies describe the business experience of our executive officers. (For a biography of Mr. Altschaefl, see “Proposal One: Election of Directors” above.)

J. Per Brodin has served as our executive vice president since October 2020 and our chief financial officer, chief accounting officer and treasurer since November 2020. Prior to his joining our company, Mr. Brodin served as a partner of Hardesty LLC, a national executive services firm, and provided Interim CFO services to Hardesty’s clients. As a partner of Hardesty, he served as the Interim Chief Financial Officer to KKR-owned Fleet Farm, a large general retailer with stores in the Midwest, from March 2020 to August 2020. Prior to joining Hardesty, he served as the Chief Financial Officer of Shopko Stores, a general retailer, from December 2017 until April 2019. Prior to Shopko, he served as the Chief Financial Officer of ATI Physical Therapy from September 2016 until 2017 and prior to ATI, he served as the Chief Financial Officer of Claire’s Stores, Inc., a former NYSE listed global specialty retailer, from February 2008 until August 2016. Mr. Brodin is a Certified Public Accountant.

Scott A. Green has served as our chief operating officer since May 25, 2017, and our executive vice president since August 2016. Mr. Green previously served as our division president: innovation, project engineering and construction management from July 2015 to August 2016, our division president: Orion Engineered Systems from February 2014 to July 2015 and our division president: Harris Lighting from July 2013 to February 2014. Prior to joining us in connection with our acquisition of Harris Manufacturing, Inc. and Harris LED, LLC in July 2013 (“Harris”), Mr. Green served as the executive vice president of Harris from January 2011 until July 2013 and as chief executive officer of Harris from June 1997 to January 2011. Mr. Green graduated from Central Michigan University with a bachelor of science in business.

Involvement in Certain Legal Proceedings

None of our officers or directors have, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto or been subject to any of the items set forth under Item 401(f) of Regulation S-K, other than Mr. Brodin who was formerly the Chief Financial Officer at Shopko Stores from December 2017 until April 2019. In January 2019, while acting as its Chief Financial Officer, Shopko Stores filed for voluntary bankruptcy in the State of Nebraska.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers, whom we refer to as our “NEOs,” during our fiscal 2021 and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for our fiscal 2021. Our NEOs are identified below in the table titled “Summary Compensation Table for Fiscal 2021.” In this compensation discussion and analysis, we also describe various actions regarding NEO compensation taken before or after our fiscal 2021 when we believe it enhances the understanding of our executive compensation program, including actions taken with respect to the material elements of compensation awarded to our NEOs for our fiscal 2022.

Overview of Our Executive Compensation Philosophy and Design

General

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate and reward our executive officers to achieve strong financial performance, particularly increased revenue, profitability, free cash flow, cost containment and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving our financial performance goals, creating value for our shareholders, and for their extraordinary effort and dedication to our company. Over the recent past, we have implemented executive incentive compensation plans that have focused on achieving increased revenue, net income and/or EBITDA (defined as our earnings before interest, tax, depreciation and amortization), along with long-term shareholder value enhancements.

Fiscal 2021

In late fiscal 2020, in consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, the following attributes for our fiscal 2021 executive compensation program:

•

Increased the fiscal 2021 base salaries of each of our NEOs, from $335,000 to $425,000 for our chief executive officer and from $283,000 to $350,000 for our chief financial officer and chief operating officer. This increase was due to the committee’s desire to better align our NEOs’ compensation with our peer group companies and to reward management for the company’s outstanding financial success and creation of shareholder value in fiscal 2020. Subsequently, in early fiscal 2021, in connection with our efforts to control costs and reduce cash spend in order to help mitigate the effects of the global economic slowdown caused by the COVID-19 pandemic, the compensation committee delayed the implementation of these previously approved fiscal 2021 NEO salary increases for the first quarter of fiscal 2021.

•

Approved long-term equity-based incentive awards for fiscal 2021 for each of our NEOs, with each of our NEOs receiving an overall long-term equity-based incentive award set at an initial dollar value equaling 85% of their fiscal 2021 annual base salary. Our compensation committee allowed our NEOs to choose accepting their award either in the form of 100% restricted stock or in the form of 60% of the dollar value of each award in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award in the form of cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards. One of our NEOs choose to accept his fiscal 2021 annual long-term incentive awards in 100% three-year pro rata vesting restricted stock. Two of our NEOs chose the combined grant of 60% three-year pro rata vesting restricted stock and 40% restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards.

In early fiscal 2021, in light of changing market conditions and the uncertain impact of the COVID-19 pandemic, the compensation committee determined that, despite the general consensus that encourages the establishment of objective financial performance criteria for the achievement of annual cash incentive bonuses, given the then current uncertainty of being able to reasonably and objectively establish a baseline forecast or budget for our fiscal 2021 results of operations due to the COVID-19 pandemic, the compensation committee believed that the more prudent action at that time was to defer such a determination to the ultimate discretion of the compensation committee after taking into account all relevant factors after the conclusion of fiscal 2021. Subsequently in fiscal 2021, the compensation committee determined that the best way to recognize strong performance by the company and its executive officers throughout the pandemic and ensure sustained engagement and drive key business results was to provide an annual cash bonus to our executive officers on a discretionary basis for fiscal 2021 and determined that the fiscal 2021 annual bonus plan metrics and criteria would be determined at the discretion of the compensation committee after the conclusion of fiscal 2021. Although the compensation committee determined not to establish bonus performance metrics for fiscal 2021, in early fiscal 2021, the compensation committee nonetheless established bonus targets for each of our executive officers pursuant to the fiscal 2021 discretionary bonus plan equal to 50% of base salary compensation earned in fiscal 2021 for our chief operating officer and chief financial officer and 100% of base salary compensation earned in fiscal 2021 for our chief executive officer.

The compensation committee also retained discretion to award additional fiscal 2021 executive bonuses (other than to our chief executive officer) based on the discretion of our chief executive officer, from a bonus pool established in an aggregate amount of $100,000, to reward unique performance and to recognize specific individual achievement and contributions to the success of the company, all as determined by our chief executive officer.

Upon the conclusion of fiscal 2021, with the company achieving significant levels of revenue, gross margin, net income and EBITDA, as well as a strong balance sheet with significant liquidity, all despite the COVID-19 pandemic, the compensation committee approved the maximum targeted bonuses for our executive officers in the full amounts contemplated for fiscal 2021; however, based on the advice of our chief executive officer, the committee did not award any of the discretionary bonus pool.

Fiscal 2022

In late fiscal 2021, after consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, the following attributes for our fiscal 2022 executive compensation program:

•

Increased the fiscal 2022 base salaries of each of our NEOs to $500,000 and $365,000 for Mr. Altschaefl and Messrs. Brodin and Green, respectively. The compensation committee believed that such salary increases were warranted as a result of our highly successful financial performance in fiscal 2020 and 2021, as well as now being more generally consistent with our closest publicly-traded peer company, LSI Industries, Inc.

•

Maintained the relative percentage of salary grant level of our fiscal 2022 long-term equity incentive awards for each of our NEOs consistent with their relative fiscal 2021 percentage of salary grant levels. As we did in fiscal 2021, each of our NEOs received a fiscal 2022 annual long-term equity-based incentive award set at an initial dollar value equaling 85% of their applicable fiscal 2022 base salary. Our compensation committee allowed each of our NEOs the alternate of accepting their fiscal 2022 annual long-term equity-based incentive grant either (i) 100% in the form of three-year pro rata vesting restricted stock or (ii) a combined grant, with 60% of the dollar value of the award in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award in the form of restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards. Two of our NEOs choose to accept their fiscal 2022 annual long-term incentive awards in 100% three-year pro rata vesting restricted stock. One of our NEOs chose the combined grant of 60% three-year pro rata vesting restricted stock and 40% restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards.

•

Authorized a fiscal 2022 annual cash bonus program focused on our goal of re-achieving our relative level of EBITDA success we achieved in fiscal 2020. Our compensation committee also determined that providing for a tiered annual bonus program was a better corporate governance and executive compensation practice and reduced compensation-related risk compared to our prior “all-or-nothing” approach. As a result, our fiscal 2022 annual cash bonus program provides that, if we achieve between $10 million to $12.99 million of EBITDA in fiscal 2022, Messrs. Altschaefl, Brodin and Green will receive threshold annual bonus payments of 50%, 25% and 25%, respectively, of their fiscal 2022 base salary. If we achieve between $13 million and $15.99 million of EBITDA in fiscal 2022, then Messrs. Altschaefl, Brodin and Green will receive their target annual bonus payments of 100%, 50% and 50%, respectively, of their fiscal 2022 base salary. Finally, if we achieve $16 million or more of EBITDA in fiscal 2022, then Messrs. Altschaefl, Brodin and Green will receive maximum annual bonus payments of $150%, 75% and 75%, respectively, of their fiscal 2022 base salary.

•

Maintained a maximum $100,000 discretionary financial performance bonus pool for our NEOs (other than our chief executive officer). The availability of this discretionary NEO financial performance bonus pool is contingent on our achieving at least $10 million in EBITDA in fiscal 2022 and is to be allocated among our NEOs (excluding our chief executive officer) at the discretion of our chief executive officer. We believe that this additional bonus opportunity further evidences our commitment to “paying for performance”. At the direction of our chief executive officer, no payments from the discretionary bonus pool for fiscal 2021 were awarded.

Our compensation committee has reserved the right and discretion to make exceptions or additions to our executive compensation programs, including as any such exception or addition may apply to the determination of any and/or all of the relative base salaries, annual bonuses, long-term incentive compensation and/or total direct compensation of our executives, for outstanding contributions to the overall success of our company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases, other than our chief executive officer’s own compensation). Our compensation committee also has the discretion to adjust the achievement of the financial metrics under our annual cash bonus programs for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Setting Executive Compensation

Our board of directors, our compensation committee and our chief executive officer each play a role in setting the compensation of our NEOs. Our board of directors appoints the members of our compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation program. Currently, our compensation committee consists of Messrs. Williamson (Chair) and Otten and Ms. Richstone. Each member of our compensation committee is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Our compensation committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, overseeing our company’s response to the outcome of the advisory votes of shareholders on executive compensation, assessing the relative enterprise risk of our compensation program and administering our incentive compensation plans. In consultation with the chair of our compensation committee, our chief executive officer makes recommendations to our compensation committee regarding the compensation of other executive officers and attends meetings of our compensation committee at which our compensation committee considers the compensation of other executives. Our compensation committee considers these recommendations, but has the final discretionary responsibility for determining the compensation of all of our executive officers.

The compensation committee considered the results from the shareholder advisory (or “say-on-pay”) vote on executive compensation at our 2020 Annual Meeting of Shareholders. At our 2020 Annual Meeting of Shareholders, approximately 67% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. After careful review of the results of our say-on-pay vote at our 2020 Annual Meeting of Shareholders, representatives of our board of directors, our compensation committee and management engaged with certain of our large shareholders over the past year to discuss their views on our executive compensation program. Such shareholders noted that they were generally satisfied with our company’s pay for performance philosophy, governance practices and our executive compensation program. They noted that the relatively low level of shareholder support for our executive compensation program at our 2020 Annual Meeting of Shareholders was likely based on certain proxy advisory firms reacting negatively to our company’s shareholder rights plan. As a result, we did not implement any significant structural changes to our executive compensation program in fiscal 2022.

Internal and External Reports

In general, our compensation committee has determined to save our company the cost of engaging an independent compensation consultant, unless factors or circumstances change significantly. In addition, in connection with setting executive compensation levels for fiscal 2022, our compensation committee reviewed the following external reports and surveys: (i) Economic Research Institute, Executive Compensation Assessor; ii) FW Cook 2020 Aggregate Share-Based Compensation Report; (iii) FW Cook 2020 Top 250 Report; (iv) FW Cook 2019 Annual Incentive Plan Report; (v) Meridian Compensation Partners 2020 Executive Compensation Trends and Developments Survey; and (vi) ClearBridge Compensation Group 2019 Annual & Long Term Incentive Plan Design Report. In setting executive compensation for fiscal years 2021 and 2022, our compensation committee took into account its own internal reports on recent trends in executive compensation at public companies, including pay-for-performance, say-on-pay, merit increases, annual incentives, long-term incentives and perquisites.

To assure independence, our compensation committee pre-approves all work unrelated to executive compensation proposed to be provided by a compensation consultant, if any. Our compensation committee also considers all factors relevant to the consultant’s independence from management, including but not limited to the following factors:

•	The provision of other services that the consultant provides to us;

•	The amount of fees received from us as a percentage of the consultant’s total revenue;

•	The consultant’s policies and procedures designed to prevent conflicts of interest;

•	Business or personal relationships of the consultant with our compensation committee members;

•	The amount of our stock owned by the consultant; and

•	Business or personal relationships of the consultant with our executive officers.

Our compensation committee also assessed the independence of our principal outside legal counsel, with whom the committee consults from time to time on executive compensation matters. Using the factors set forth above, our compensation committee determined that our principal outside legal counsel was independent and that there were no conflicts of interest with respect to its work for the committee.

Elements of Executive Compensation

Our current executive compensation program for our NEOs consists of the following elements:

•	Base salary;

•	Short-term annual incentive bonus compensation;

•	Long-term equity-based incentive compensation; and

•	Retirement and other benefits.

Base Salary

We pay our NEOs a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year.

In late fiscal 2020, in consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, increases to the fiscal 2021 salaries for each of our NEOs as noted in the below table. Our NEOs’ fiscal 2021 salaries were increased due to the committee’s desire to reward management’s efforts in generating our record-breaking financial performance in fiscal 2020, including recognizing:

•	annual revenues having increased by over 150% from $60.3 million in fiscal 2018 to approximately $150.8 million in fiscal 2020; and

•	annual EBITDA having increased by over 253% from negative ($9.6) million in fiscal 2018 to approximately $14.7 million in fiscal 2020.

In preparation for deciding our fiscal 2022 executive compensation levels, our chief executive officer and compensation committee reviewed several outside expert reports, surveys and public company peer comparisons. In particular, the committee noted that our closest public company peer, LSI Industries, Inc., currently pays its chief executive officer, chief financial officer and chief operating officer base salaries of $564,000, $364,000 and $330,000, respectively, together with providing annual bonus opportunities of up to 160% of base salary and long-term incentive compensation opportunities of up to 150% of base salary.

In late fiscal 2021, in consultation with the chair of our compensation committee, our chief executive officer recommended, and our compensation committee approved, increases to the fiscal 2022 base salaries of each of our NEOs. Based on peer group standards and the company’s strong financial and share price performance in fiscal 2021 despite the challenges of the COVID-19 pandemic, our chief executive officer recommended, and the compensation committee approved, an approximate 4% increase to the chief financial officer and chief operating officer base salaries, from $350,000 to $365,000 in fiscal 2022. The compensation committee also reviewed the compensation of our chief executive officer. To better align Mr. Altschaefl’s salary with peer group standards, and recognizing the company’s continued outstanding financial and shareholder return performance in fiscal 2021 despite the challenges of the COVID-19 pandemic, the compensation committee approved an approximate 17% increase in his base salary from $425,000 to $500,000 for fiscal 2022.

Our compensation committee believed that such salary increases were warranted as a result of our highly successful financial performance in fiscal 2021, as well as being more generally consistent with our closest publicly-traded peer company, LSI Industries, Inc. Our compensation committee also took into account the recent history of our company’s executive compensation, including particularly the compensation levels of our executive team prior to the Board-initiated management changes in early fiscal 2018. Our compensation committee noted that, upon his engagement as our new chief executive officer in May 2017, Mr. Altschaefl and his management team believed it was in the best interests of our company to set the leading example for our company’s cost reduction initiatives and volunteer to accept substantial compensation reductions, which have been largely maintained since that time, with only modest increases.

The fiscal 2022 base salaries for our NEOs compared to their fiscal 2021 base salaries are as follows:

Name and Current Position	Fiscal 2021 Base Salary	Fiscal 2022 Base Salary

Michael W. Altschaefl	$425,000	$500,000
Chief Executive Officer

J. Per Brodin(1)	$350,000	$365,000
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$350,000	$365,000
Chief Operating Officer and Executive Vice President

Total	$1,125,000	$1,230,000

(1)	Mr. Brodin succeeded William T. Hull effective November 6, 2020.

Incentive Compensation — Fiscal 2021

For fiscal 2021, in consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, an incentive compensation program for our NEOs that consisted of (i) annual incentive cash bonus opportunities and (ii) long-term equity-based incentive compensation, consisting of awards of three-year pro rata vesting restricted stock grants (representing 60% of the dollar value of the long-term equity-based incentive award) and cash awards payable in one-third increments upon the annual vesting of the tandem restricted stock awards (representing 40% of the dollar value of the long-term equity-based incentive award) in order to provide liquidity to our NEOs for their tax liabilities incurred upon the vesting of the restricted stock awards. These annual cash bonus opportunities and the long-term equity-based incentive compensation for fiscal 2021 for our NEOs are discussed in detail below.

Annual Cash Bonus Opportunities for Fiscal 2021

In early fiscal 2021, in light of changing market conditions and the uncertain impact of the COVID-19 pandemic, the compensation committee determined that, despite the general consensus that encourages the establishment of objective financial performance criteria for the achievement of annual cash incentive bonuses, given the then current uncertainty of being able to reasonably and objectively establish a baseline forecast or budget for our fiscal 2021 results of operations due to the COVID-19 pandemic, the compensation committee believed that the more prudent action at that time was to defer such a determination to the ultimate discretion of the compensation committee after taking into account all relevant factors after the conclusion of fiscal 2021. Subsequently in fiscal 2021, the compensation committee determined that the best way to recognize strong performance by the company and its executive officers throughout the pandemic and ensure sustained engagement and drive key business results was to provide an annual cash bonus to our executive officers on a discretionary basis for fiscal 2021 and determined that the fiscal 2021 annual bonus plan metrics and criteria would be determined at the discretion of the compensation committee after the conclusion of fiscal 2021. Although the compensation committee determined not to establish bonus performance metrics for fiscal 2021, the compensation committee nonetheless established bonus targets for each of our executive officers pursuant to the fiscal 2021 discretionary bonus plan equal to 50% of base salary compensation earned in fiscal 2021 for our chief operating officer and chief financial officer and 100% of base salary compensation earned in fiscal 2021 for our chief executive officer.

The compensation committee also retained discretion to award additional fiscal 2021 executive bonuses (other than to our chief executive officer) based on the discretion of our chief executive officer, from a bonus pool established in an aggregate amount of $100,000, to reward unique performance and to recognize specific individual achievement and contributions to the success of the company, all as determined by our chief executive officer.

Upon the conclusion of fiscal 2021, the compensation committee noted that the company achieved significant levels of revenue, gross margin, net income and EBITDA, as well as a strong balance sheet with significant liquidity, all despite the COVID-19 pandemic. Moreover, the compensation committee reasoned that our closing stock price had increased by 94% from $3.70 per share on March 31, 2020 to $7.17 per share on April 1, 2021, and our market capitalization over that time period similarly increased by 97% from approximately $112.0 million to approximately $220.5 million. As a result, the compensation committee approved the maximum targeted bonuses for our executive officers in the targeted percentage amounts of their respective annual salaries. At the direction of our chief executive officer, no payments from the discretionary bonus pool for fiscal 2021 were awarded.

The following table sets forth information on our NEO annual bonuses for fiscal 2021:

Name and Current Position	Fiscal 2021 Maximum Annual Bonus(1)	Percentage of Fiscal 2021 Base Salary	Fiscal 2021 Annual Bonus Paid

Michael W. Altschaefl	—	100%	$425,000
Chief Executive Officer

J. Per Brodin	—	50%	$79,658	(2)
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	—	50%	$175,000
Chief Operating Officer and Executive Vice President

(1)

As noted above, fiscal 2021 annual bonus plan awards were determined at the discretion of the compensation committee after the conclusion of fiscal 2021. Although the compensation committee determined not to establish bonus performance metrics for fiscal 2021, the compensation committee nonetheless established bonus targets for each of our executive officers pursuant to the fiscal 2021 discretionary bonus plan equal to 50% of base salary compensation earned in fiscal 2021 for our chief operating officer and chief financial officer and 100% of base salary compensation earned in fiscal 2021 for our chief executive.

(2)	This amount represents an annual bonus plan award equal to 50% of Mr. Brodin’s salary compensation, pro rated to reflect his hiring date of October 19, 2020.

Long-Term Equity-Based Incentive Compensation for Fiscal 2021

In connection with the approval of our fiscal 2021 long-term incentive compensation, in consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, 2021 long-term equity incentive restricted stock awards in a dollar amount equal to 85% of each of our NEOs fiscal 2021 base salary, initially valued upon grant at $361,250 for our chief executive officer and $297,500 for each of our chief financial officer and chief operating officer. Given our exceptional financial performance during fiscal 2020 and the substantial additional share availability under the 2016 Plan approved by our shareholders at our 2019 Annual Meeting of Shareholders, our chief executive officer proposed, and our compensation committee approved, continuing our prior practice of allowing each NEO to choose whether to accept his annual long-term incentive grant either in 100% restricted stock, or in the form of 60% of the dollar value of the award in restricted stock and 40% of the dollar value of the award in restricted cash. One of our NEOs choose to accept his fiscal 2021 annual long-term incentive awards in 100% three-year pro rata vesting restricted stock. Two of our NEOs chose the combined grant of 60% three-year pro rata vesting restricted stock and 40% restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards.

Our compensation committee continued to grant our NEOs awards of three-year pro rata vesting restricted stock in fiscal 2021 because it continued to believe that granting restricted stock rewards our NEOs for increasing shareholder value and also helps to motivate and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership.

The restricted stock awards (with the dollar values converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market on June 9, 2020, for Messrs. Altschaefl and Green, and on October 19, 2020 for Mr. Brodin) resulted in a grant of the following number of restricted shares to our NEOs:

Name and Current Position	Value of Long-Term Grant ($)	Restricted Stock (#)	Restricted Cash ($)

Michael W. Altschaefl	$361,250	92,155	$0
Chief Executive Officer

J. Per Brodin	$297,500	23,705	$119,000
Chief Financial Officer and Executive Vice President

Scott A. Green	$297,500	45,535	$119,000
Chief Operating Officer and Executive Vice President

Incentive Compensation — Fiscal 2022

For fiscal 2022, in consultation with the chair of our compensation committee, our chief executive officer proposed, and our compensation committee approved, an incentive compensation program for our NEOs that consisted of (i) annual incentive cash bonus opportunities and (ii) long-term equity-based incentive compensation, consisting of awards of three-year pro rata vesting restricted stock grants. These annual cash bonus opportunities and the long-term incentive compensation for fiscal 2022 for our NEOs are discussed in detail below.

Annual Incentive Cash Bonus Opportunities for Fiscal 2022

Our compensation committee determined that our fiscal 2022 annual bonus program should follow a modified mini-cliff approach to determining the relative level of bonuses payable based on the company’s relative level of achievement of its fiscal 2022 budgeted EBITDA goals. Our fiscal 2022 annual cash bonus program provides that, if we achieve $10 million to $12.99 million of EBITDA in fiscal 2022, Messrs. Altschaefl, Brodin and Green will receive threshold annual bonus payments of 50%, 25% and 25%, respectively, of their fiscal 2022 base salary. If we achieve between $13 million and $15.99 million of EBITDA in fiscal 2022, then Messrs. Altschaefl, Brodin and Green will receive their target annual bonus payments of 100%, 50% and 50%, respectively, of their fiscal 2022 base salary. Finally, if we achieve $16 million or more of EBITDA in fiscal 2022, then Messrs. Altschaefl, Brodin and Green will receive maximum annual bonus payments of $150%, 75% and 75%, respectively, of their fiscal 2022 base salary.

The compensation committee established a target bonus for each of our NEOs as follows for fiscal 2022:

Name and Current Position	Fiscal 2022 Target Bonus	Percentage of Fiscal 2022 Base Salary

Michael W. Altschaefl	$500,000	100%
Chief Executive Officer

J. Per Brodin	$182,500	50%
Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	$182,500	50%
Chief Operating Officer and Executive Vice President

For fiscal 2022, our compensation committee also created a $100,000 discretionary financial performance bonus pool for our NEOs. The availability of this discretionary financial performance bonus pool is contingent on our achieving at least $10 million in EBITDA in fiscal 2022 and is to be allocated among our NEOs (excluding our chief executive officer) at the discretion of our chief executive officer.

The financial goals described above are not a prediction of how we will perform during fiscal year 2022. The purpose of the goals is to provide appropriate financial metrics to determine amounts of compensation under our incentive compensation program. The goals are not intended to serve, and should not be relied upon, as guidance or any other indication of our expected future performance.

Our compensation committee has the discretion to adjust the achievement of the financial goals under the fiscal 2022 cash bonus program for unusual and nonrecurring factors and events, such as acquisitions and other unusual events, costs and expenses.

Long-Term Equity-Based Incentive Compensation for Fiscal 2022

Our chief executive officer recommended, and our compensation committee approved, that the executives’ fiscal 2022 annual long-term incentive grants remain the same on a percentage-of-salary basis as fiscal 2021, to be awarded in the form of shares of restricted stock (or in a combination of restricted stock and restricted cash) that vest on a pro-rata basis over a three-year employment period after their effective grant date. As a result, each named executive officer was granted fiscal 2022 annual restricted stock grants valued at 85% of each executive’s fiscal 2022 base salary compensation, or $425,000, $310,250 and $310,250 for each of Messrs. Altschaefl, Brodin and Green, respectively. Our compensation committee allowed our NEOs to choose accepting their award either in the form of 100% restricted stock or in the form of 60% of the dollar value of each award in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award in the form of cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards. Two of our NEOs choose to accept their fiscal 2022 annual long-term incentive awards in 100% three-year pro rata vesting restricted stock. One of our NEOs chose the combined grant of 60% three-year pro rata vesting restricted stock and 40% restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards.

Our compensation committee continued in fiscal 2022 to grant our NEOs awards of three-year pro rata vesting restricted stock because it continued to believe that granting restricted stock rewards our NEOs for increasing shareholder value and also helps to motivate and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership.

The restricted stock awards (with the dollar values converted into a specific number of shares based on the closing sale price of our Common Stock on the Nasdaq Capital Market on June 4, 2021) resulted in a grant of the following number of shares to our NEOs:

Name and Current Position	Value of Long-Term Grant ($)	Restricted Stock (#)	Restricted Cash ($)

Michael W. Altschaefl	$425,000	71,070	—
Chief Executive Officer

J. Per Brodin	$310,250	51,881	—
Chief Financial Officer and Executive Vice President

Scott A. Green	$310,250	31,128	$124,100
Chief Operating Officer and Executive Vice President

Retirement and Other Benefits

Welfare and Retirement Benefits. As part of a competitive compensation package, we sponsor a welfare benefit plan that offers health, life and disability insurance coverage to participating employees. We also sponsor an employee stock purchase plan under which our employees may purchase shares of our Common Stock. In addition, to help our employees prepare for retirement, we sponsor the Orion Energy Systems, Inc. 401(k) Plan and match employee contributions at a rate of 25% of the first $5,000 of an employee’s contributions (i.e., capped at $1,250). Our NEOs participate in the broad-based welfare plans, our employee stock purchase plan and the 401(k) Plan on the same basis as our other employees, except that they are not eligible for the loan program under the employee stock purchase plan. We also provide enhanced life and disability insurance benefits for our NEOs. Under our enhanced life insurance benefit, we pay the full cost of premiums for life insurance policies for our NEOs. The amounts of the premiums are reflected in the Summary Compensation Table below. Our enhanced disability insurance benefit includes a higher maximum benefit level than under our broad-based plan, cost of living adjustments and a portability feature.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable our executives to perform their duties and to enable us to attract and retain employees for key positions. We provide each of our NEOs with a car allowance of $1,000 per month and reimburse them for tax planning and tax preparation services.

Severance and Change of Control Arrangements

Fiscal 2021 Employment Agreement Amendments

In early fiscal 2021, at the request of our NEOs, our compensation committee approved amended and restated employment agreements with Messrs. Altschaefl and Green. The purpose of these amendments were to update and harmonize the terms of employment for each of our NEOs, including harmonizing the conditions under which the employment of our NEOs could be terminated and the benefits our NEOs would receive upon termination. The most significant changes were to provide that (i) that our NEOs’ employment agreements will remain in place at all times while employed with Orion (rather than providing for a specific term with automatic renewals), (ii) upon a qualifying termination not in connection with a change in control, we would accelerate the vesting of a portion of their unvested equity awards, and (iii) Mr. Green will receive a pro-rata cash bonus for his year of termination as part of his severance benefit (which was previously only available to Mr. Altschaefl) upon a qualifying employment termination. Mr. Brodin’s employment agreement is consistent with the company’s amended and restated employment agreement with Mr. Green

General

We provide certain protections to our NEOs in the event of certain terminations of their employment, including enhanced protections for certain terminations that may occur after a change of control of our company. However, our NEOs (other than Mr. Altschaefl) will only receive the enhanced severance benefits following a change in control if their employment terminates without cause or for good reason. We describe this type of severance arrangement as being subject to a “double trigger.”

Mr. Altschaefl’s Amended and Restated Executive Employment and Severance Agreement contains protections that would provide Mr. Altschaefl with certain enhanced severance benefits in the event that (i) a change of control of our company occurs prior to the end of Mr. Altschaefl’s employment period or (ii) prior to the occurrence of a change of control of our company, but following our entry into a legally binding written agreement, arrangement or understanding that would result in a change of control, Mr. Altschaefl’s employment is terminated by us without cause or Mr. Altschaefl terminates his employment with us for good reason. We describe this type of change of control arrangement as being subject to a “single trigger.” Our compensation committee determined that it was in the best interest of our company to provide Mr. Altschaefl with a single trigger change of control provision in his employment agreement in consideration of Mr. Altschaefl’s goals and objectives and his personal and professional sacrifices undertaken to assume the role of our chief executive officer following our management transition in early fiscal 2018 and Mr. Altschaefl’s willingness to receive significantly less in total annual compensation than our prior chief executive officer and the chief executive officers of our “peer companies” (as identified by ISS in fiscal 2018).

All payments, including any severance payments, to be made to our NEOs in connection with a change of control under their employment agreements and any other of our agreements or plans will be subject to a potential “cut-back” in the event any such severance payments or other benefits become subject to non-deductibility or excise taxes as “excess parachute payments” under Code Section 280G or 4999. The cut-back provisions have been structured such that all amounts payable under their employment agreements and other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and paying the related excise taxes (a so-called “valley provision”).

Our 2003 Stock Option Plan, 2004 Stock and Incentive Awards Plan and 2016 Plan also provide potential protections to our NEOs in the event of certain changes of control. Under these plans, our NEOs’ stock options and restricted stock that are unvested at the time of a change of control may become vested on an accelerated basis in the event of certain changes of control. In addition, our restricted stock award agreements under the 2004 Stock and Incentive Awards Plan and 2016 Plan provide for the automatic vesting of all unvested shares of restricted stock upon a change of control. Moreover, the Executive Severance and Employment Agreements for Messrs. Altschaefl and Green were amended and restated in fiscal 2021 to provide that any unvested equity awards held by our NEOs will be automatically accelerated upon a qualifying termination prior to a change of control, but only to the extent such equity awards would have vested within two years following the date of such qualifying termination. Mr. Brodin’s employment agreement is consistent with the company’s amended and restated employment agreement with Mr. Green.

We selected these triggering events to afford our NEOs some protection in the event of a termination of their employment, particularly after a change of control of our company. We believe these types of protections better enable our NEOs to focus their efforts on behalf of our company without undue concern over the impact on their employment or financial security of a change of control of our company. We also provide severance benefits in order to obtain from our NEOs certain concessions that protect our interests, including their agreements with respect to confidentiality, intellectual property rights waiver, non-solicitation and non-competition. See below under the heading “Payments upon Termination or Change of Control” for a description of the specific circumstances that would trigger payment or the provision of other benefits under these arrangements, as well as a description, explanation and quantification of the payments and benefits under each circumstance.

Other Policies

Policies On Timing of Equity Awards. Our compensation committee and board of directors have adopted a general policy on the timing of equity awards under which our compensation committee generally will make annual equity awards beginning effective as of the date three business days after our next quarterly (or fiscal year-end) earnings release following the decision to make the grant, regardless of the timing of the decision. Our compensation committee has elected to grant equity awards shortly following our earnings releases so that the restricted stock awards are granted (and valued) at a point in time when the most important information about our company then known to management and our board is likely to have been disseminated in the market.

Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant certain equity-based awards under our 2016 Plan. Our chief executive officer may grant awards covering up to a total of 50,000 shares of our Common Stock per fiscal year to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances. Shares subject to awards granted under this delegated authority which are subsequently cancelled or forfeited may be added back to the delegated share authority grant amount. Under this delegation of authority, any restricted stock awards granted by our chief executive officer must have an effective grant date on the first business day of the month following the event giving rise to the award.

Our equity incentive plans do not permit awards of stock options or stock appreciation rights with an effective grant date prior to the date our compensation committee or our chief executive officer takes action to approve the award.

Executive Officer Stock Ownership Guidelines. One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our shareholders. We believe that ensuring that our executive officers are also significant shareholders and have a significant financial interest in our company is an effective means to accomplish this objective.

The number of shares required to be held by our executive officers is as follows:

Position	Required Number Of Shares	Shares Beneficially Owned

Michael Altschaefl (Chief Executive Officer)	112,154	820,093

J. Per Brodin (Executive Vice President and Chief Financial Officer)	38,077	75,586

Scott Green (Executive Vice President and Chief Operating Officer)	38,077	427,712

Executive officers are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted stock awards or other similar equity-based awards and through direct share purchases. Our executive officers who were executive officers at the time of the adoption of our amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly appointed executive officers have until the fifth anniversary of their appointment as executive officers to satisfy the ownership requirement. All of our executive officers have either satisfied the ownership requirement or have additional time to do so.

Tax Considerations. Section 162(m) of the Code generally prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1.0 million that is paid to certain of their current and former executive officers. To the extent the value of any individual’s compensation exceeds $1.0 million in value, our compensation committee believes that such level of compensation is appropriate to further our company’s objectives of motivating, attracting and retaining our NEOs, despite a portion of such compensation not being eligible for deductibility under Section 162(m).

We also maintain certain deferred compensation arrangements for our employees and non-employee directors that are potentially subject to Code Section 409A. If such an arrangement is neither exempt from the application of Code Section 409A nor complies with the provisions of Code Section 409A, then the employee or non-employee director participant in such arrangement is considered to have taxable income when the deferred compensation vests, even if not paid at such time, and such income is subject to an additional 20% income tax. In such event, we are obligated to report such taxable income to the IRS and, for employees, withhold regular income taxes (but no withholding is required on the 20% additional income tax). If we fail to do so, we could be liable for the withholding taxes and interest and penalties thereon. As a result, our deferred compensation arrangements are intended to either qualify for an exemption from, or to comply with, Code Section 409A.

Anti-Hedging Policy. We maintain a policy prohibiting our employees, officers and directors from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of our securities, including through financial instruments such as prepaid variable forwards, equity swaps collars and exchange funds. Our employees, officers and directors are also prohibited from trading on an exchange in puts, calls and other derivative securities related to our common stock.

Compensation Committee Interlocks and Insider Participation

During fiscal 2021, no member of our compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During fiscal 2021, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our compensation committee’s review and discussions with management, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mark A. Williamson, Chair

Anthony L. Otten

Ellen B. Richstone

Summary Compensation Table for Fiscal 2021

The following table sets forth for our NEOs the following information for each of the past three fiscal years or for such shorter period as the NEO has been a NEO: (i) the dollar amount of base salary earned; (ii) the dollar value of bonuses and non-equity incentive plan compensation earned; (iii) the grant date fair value, determined under Accounting Standards Codification Topic 718 (“ASC Topic 718”), for all equity-based awards held by our NEOs; (iv) all other compensation and (v) the dollar value of total compensation.

Name and Current Principal Position	Fiscal Year	Salary ($)		Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(3)		Option Awards ($)	All Other Compensation ($)		Total ($)

Michael A. Altschaefl	2021	402,500		—	425,000	361,248		—	115,425	(4)	1,304,173
Chief Executive Officer	2020	335,000		—	335,000	193,153		—	78,558		941,711
	2019	325,000		50,000	—	109,200		—	210,666		694,866

J. Per Brodin	2021	159,316		—	79,658	178,499		—	13,451	(5)	430,924

Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer

Scott A. Green	2021	333,250		—	175,000	178,497		—	59,039	(6)	745,786
Chief Operating Officer and Executive Vice President	2020	283,000		—	191,500	162,605		—	26,959		664,064
	2019	275,000		25,000	—	92,400		—	139,110		491,203

William T. Hull	2021	225,760	(7)	15,000	—	297,497	(8)	—	65,061	(9)	588,333
Former Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer(1)	2020	292,000		—	171,000	167,741		—	37,236		667,977
	2019	283,500		25,000	—	95,256		—	151,413		560,355

(1)	Mr. Hull served as our Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer until November 6, 2020, when he retired from the company.

(2)

Represents (i) discretionary bonuses granted by the compensation committee to our NEOs in recognition of their performance in controlling costs, increasing our revenues and their success in fiscal 2019 and (ii) a one-time cash bonus to Mr. Hull in lieu of a portion of his long-term incentive award in recognition of his performance and contributions to the company.

(3)

Represents the grant date fair value calculated pursuant to ASC Topic 718 for restricted stock awards. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2021.

(4)

Includes $97,000 in restricted cash that vested in tandem with the vesting of restricted stock awards, a $12,000 automobile allowance, $6,425 in annual life and disability insurance premiums and $1,250 in tax planning expenses.

(5)	Includes a $5,500 automobile allowance and $7,951 in annual disability insurance premiums.

(6)	Includes $52,615 in restricted cash that vested in tandem with the vesting of restricted stock awards and $6,426 in annual life and disability insurance premiums.

(7)	Includes payouts for prior year vacation benefits made to Mr. Hull in connection with his retirement from the company.

(8)	In connection with Mr. Hull’s retirement from the company, these restricted stock awards were forfeited.

(9)	Includes $54,261 in restricted cash that vested in tandem with the vesting of restricted stock awards, a $7,500 automobile allowance, and $3,300 in tax planning expenses.

Grants of Plan-Based Awards for Fiscal 2021

As described above in the Compensation Discussion and Analysis, under our 2004 Stock and Incentive Awards Plan, 2016 Plan and employment agreements with certain of our NEOs, we granted restricted stock and non-equity incentive awards (i.e., cash bonuses) to our NEOs in fiscal 2021. The following table sets forth information regarding all such awards.

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Thres- hold ($)		Target ($)		Max ($)		Thres- hold (#)	Target (#)	Max (#)
Michael Altschaefl			—	(2)	—	(2)	$425,000	(2)	—	—	—
			—	(3)	—	(3)	$—
	6/9/20	5/15/20										92,155	(4)	—	—	$361,248
J. Per Brodin			—	(2)	—	(2)	$79,658	(2)	—	—	—
			—	(3)	—	(3)	119,000	(3)
	10/19/20	5/15/20										23,705	(4)	—	—	$178,499
Scott Green			—	(2)	—	(2)	$175,000	(2)	—	—	—
			—	(3)	—	(3)	$119,000	(3)
	6/9/20	5/15/20										45,535	(4)	—	—	$178,497
William T. Hull(5)	6/9/20	5/15/20										75,892		—	—	$297,497

(1)	Represents the grant date fair value computed in accordance with ASC Topic 718.

(2)

The compensation committee established bonus targets for each of our executive officers pursuant to the fiscal 2021 discretionary incentive plan equal to 50% of base salary compensation earned in fiscal 2021 for our chief operating officer and chief financial officer and 100% of base salary compensation earned in fiscal 2021 for our chief executive officer. Upon the conclusion of fiscal 2021, the compensation committee approved the maximum targeted bonuses for our executive officers in the full amounts contemplated for fiscal 2021.

(3)

Represents cash awards payable in one-third increments upon the annual vesting of the tandem restricted stock awards in order to provide liquidity for the tax liabilities incurred by our NEOs upon the vesting of the restricted stock awards. Amounts vest 1/3 per year on June 9, 2021, 2022 and 2022, for Messrs. Altschaefl and Green, and October 19, 2021, 2022 and 2023 for Mr. Brodin.

(4)	Vests 1/3 per year on June 9, 2021, 2022 and 2022 for Mr. Green and October 19, 2021, 2022 and 2013 for Mr. Brodin.

(5)

Mr. Hull served as our Chief Financial Officer, Executive Vice President, Chief Accounting Officer and Treasurer until November 6, 2020, when he retired from the company. In connection with his retirement, Mr. Hull forfeited his restricted stock award granted on June 9, 2020.

Outstanding Equity Awards at Fiscal 2021 Year End

The following table sets out information about the outstanding equity awards held by our NEOs as of March 31, 2021.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mr. Altschaefl	36,568	—	$2.41	05/28/2023	177,986	(2)	$1,238,783
	26,646	—	$2.03	06/12/2022
	22,045	—	$4.19	05/23/2021

Mr. Brodin	—	—			23,705	(3)	$164,987

Mr. Green	—	—			117,977	(4)	$821,120

Mr. Hull	—	—			—		—

(1)

The amounts in this column have been computed based on the closing price of our Common Stock of $6.96 on March 31, 2021. The actual value realized by the executive will depend on the market value of our Common Stock on the date that the award vests.

(2)

92,155 shares vest in equal increments on June 9, 2021, 2022 and 2023, 42,498 shares vest in equal increments on August 12, 2021 and 2022, and 43,333 shares vest on June 7, 2021; in each instance contingent on Mr. Altschaefl’s continued employment through the applicable vesting date.

(3)	23,705 shares vest in equal increments on October 19, 2021, 2022 and 2023; in each instance contingent on Mr. Brodin’s continued employment through the applicable vesting date.
(4)

45,535 shares vest in equal increments on June 9, 2021, 2022 and 2023, 35,776 shares vest in equal increments on August 12, 2021 and 2022, and 36,666 shares vest on June 7, 2021; in each instance contingent on Mr. Green’s continued employment through the applicable vesting date.

Option Exercises and Stock Vested for Fiscal 2021

The following table sets forth information about the vesting of their restricted stock awards in fiscal 2021. Our NEOs did not exercise any options in fiscal 2021.

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Michael Altschaefl	102,263	$416,368

J. Per Brodin	0	0

Scott Green	107,696	$426,689

William T. Hull	121,036	$516,058

(1)	The amounts in this column have been computed based on the closing price of our Common Stock on the vesting date.

Payments Upon Termination or Change of Control

Employment Agreements

In early fiscal 2021, at the request of our NEOs, our compensation committee approved amended and restated employment agreements with Messrs. Altschaefl and Green. The purpose of these amendments were to update and harmonize the terms of employment for each of our NEOs, including harmonizing the conditions under which the employment of our NEOs could be terminated and the benefits our NEOs would receive upon termination. The most significant changes were to provide that (i) that these employment agreements will remain in place at all times while employed with Orion (rather than providing for a specific term with automatic renewals), (ii) upon a qualifying termination not in connection with a change in control, we would accelerate the vesting of a portion of their unvested equity awards, and (iii) Mr. Green will receive a pro-rata cash bonus for his year of termination as part of his severance benefit (which was previously only available to Mr. Altschaefl) upon a qualifying employment termination. The following describes the terms of the employment agreements as amended and restated in fiscal 2021. Except for the foregoing changes, our amended and restated employment agreements with Messrs. Altschaefl and Green are substantially identical to their prior employment agreements. Mr. Brodin’s employment agreement is consistent with the amended and restated employment agreement with Mr. Green.

Severance Benefits (No Change in Control)

Under our amended and restated employment agreements with our NEOs, our NEOs are entitled to certain severance payments and other benefits upon a qualifying employment termination. If such executive’s employment is terminated without “cause” or for “good reason”, the executive will be entitled to a lump sum severance benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of the prior three years’ bonuses; a pro rata bonus for the year of the termination; COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period; and the acceleration and vesting of all equity awards, but only to the extent such equity awards would have vested within two years following the date of such qualifying termination. To receive these benefits, such executives must execute and deliver to us (and not revoke) a general release of claims acceptable to us.

“Cause” is defined in the employment agreements as a good faith finding by our board of directors that the executive has (i) failed, neglected, or refused to perform the lawful employment duties related to his position or that we assigned to him (other than due to disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of materially injuring our interests, business, or reputation; (iii) violated or failed to comply in any material respect with our published rules, regulations, or policies; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any of our property (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, equity award agreement or other agreement with us.

“Good reason” is defined in the employment agreements as the occurrence of any of the following without the executive’s consent: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the executive must perform services; or (iv) a material breach by us of any provision of the employment agreement or any equity agreement.

The severance multiples and restrictive covenants under the employment agreements, prior to any change of control occurring, are as follows:

Executive	Severance	Non-compete and Confidentiality

Michael W. Altschaefl	2 × Salary + Avg. Bonus	Yes

J. Per Brodin	1 × Salary + Avg. Bonus	Yes

Scott Green	1 × Salary + Avg. Bonus	Yes

We originally set the severance multiples and restrictive covenants under the employment agreements based on advice from Towers Watson that such multiples were consistent with general public company practice and our subjective belief at the time that these amounts and terms were necessary to provide our NEOs with compensation arrangements that will help us to retain and attract high-quality executives in a competitive job market. The severance multiples vary among our individual NEOs based on the advice of Towers Watson that such multiples and terms were consistent with general public company practice and our subjective judgment. We did not ascertain the basis or support for Towers Watson’s advice that such multiples and other terms are consistent with general public company practice.

Change of Control Benefits (Messrs. Brodin and Green)

The employment agreements for Messrs. Brodin and Green also provide enhanced benefits following a change of control of our company. Following the change of control, the executive is guaranteed the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the change of control. In addition, the executive is guaranteed participation in salaried and executive benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the change of control.

The severance provisions remain the same as in the pre-change of control context as described above, except that the multiplier used to determine the severance amount and the post change of control employment term increases, as is shown in the table below. The employment agreements do not provide for an exercise tax gross up in the event such taxes would become due on the change in control benefits. Rather, each employment agreement provides that, if excise taxes would otherwise be imposed in connection with payments received upon a change in control, then the amount of such payments will either be cut back to a level below the level that would trigger the imposition of the excise taxes, or be paid in full and subject to the excise taxes, whichever results in the better after-tax result to the NEO.

Executive	Severance	Trigger	Excise Tax Gross-Up

J. Per Brodin	2 × Salary + Avg. Bonus	Double	No

Scott Green	2 × Salary + Avg. Bonus	Double	No

We set the post change of control severance multiples under the NEOs’ employment agreements based on our belief that these amounts and terms would provide appropriate levels of protection for the NEOs to enable them to focus their efforts on behalf of our company without undue concern for their employment or financial security following a change in control. In making this original determination, our compensation committee considered information provided by Towers Watson indicating that the proposed change of control severance multiples were generally consistent with the practices of Towers Watson’s surveyed companies.

Change of Control Benefits (Altschaefl)

The employment agreement for Mr. Altschaefl provides enhanced benefits upon, and in some circumstances prior to, a change of control of our company. Upon a change of control or, if Mr. Altschaefl’s employment is terminated without “cause” or for “good reason” prior to the occurrence of a change of control, but following our entry into a legally binding written agreement, arrangement or understanding that would result in a change of control, then Mr. Altschaefl will be entitled to a lump sum change of control benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of his prior three years’ bonuses. Once Mr. Altschaefl is entitled to receive the change in control benefit, he will not be entitled to receive the lump sum severance benefit (calculated as two times the sum of his base salary plus the average of his prior three years’ bonuses) upon his termination without “cause” or for “good reason” following a change of control, as is shown in the table below. Like the other NEOs, Mr. Altschaefl’s employment agreement does not provide for an exercise tax gross up in the event such taxes would become due on the change in control benefits, but rather provides that, if excise taxes would otherwise be imposed in connection with payments received upon a change in control, then the amount of such payments will either be cut back to a level below the level that would trigger the imposition of the excise taxes, or be paid in full and subject to the excise taxes, whichever results in the better after-tax result to Mr. Altschaefl.

Executive	Change of Control Benefit	Post Change of Control Severance	Trigger	Excise Tax Gross-Up

Michael W. Altschaefl	3 × Salary + Avg. Bonus	None	Single	No

We set the change of control benefits under Mr. Altschaefl’s employment agreement based on our belief that this amount would provide an appropriate level of protection for Mr. Altschaefl to enable him to focus his efforts on behalf of our company without undue concern for his employment or financial security following a change in control. In making this original determination, our compensation committee considered Mr. Altschaefl’s goals and objectives, his personal and professional sacrifices undertaken to assume the role of our chief executive officer and Mr. Altschaefl’s willingness to receive significantly less in total annual compensation than our prior chief executive officer and the chief executive officers of our “peer companies” (as identified by ISS).

Definition of Change in Control for all NEOs

A change of control under the employment agreements generally occurs when a third party acquires 20% or more of our outstanding stock (except in the case of Mr. Altschaefl’s change in control benefit, where this threshold is increased to 50% for purposes of determining whether payment of his change of control benefit has been triggered), there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, we are liquidated or dissolved or substantially all of our assets are sold. We have agreed to treat these events as triggering events under the employment agreements because such events would represent significant changes in the ownership of our company and could signal potential uncertainty regarding the job or financial security of the NEOs. Specifically, we believe that an acquisition by a third party of 20% or more of our outstanding stock (or, in the case of Mr. Altschaefl, 50% or more for purposes of determining whether payment of his change of control benefit has been triggered) would constitute a significant change in ownership of our company because we have a relatively diverse, widely-dispersed shareholder base. We believe the types of protections provided under our employment agreements better enable our executives to focus their efforts on behalf of our company during such times of uncertainty.

Equity Plans

Our equity plans provide for certain benefits in the event of certain changes of control. Under our existing equity plans, if there is a change of control, our compensation committee may, among other things, accelerate the vesting of restricted stock and restricted cash and exercisability of all outstanding stock options and/or require that all outstanding options be cashed out. In addition, our restricted stock award agreements approved by our compensation committee under the 2004 Stock and Incentive Awards Plan and 2016 Plan provide for the auto-

matic vesting of all unvested shares of restricted stock upon a change of control. Our 2003 Stock Option Plan defines a change of control as the occurrence of any of the following:

•

With certain exceptions, any “person” (as such term is used in sections 13(d) and l4(d) of the Exchange Act), becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 50% of the voting power of our then outstanding securities.

•

Our shareholders approve (or, if shareholder approval is not required, our board approves) an agreement providing for (i) our merger or consolidation with another entity where our shareholders immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, securities of the surviving entity representing more than 50% of the voting power of the then outstanding securities of the surviving entity, (ii) the sale or other disposition of all or substantially all of our assets, or (iii) our liquidation or dissolution.

•	Any person has commenced a tender offer or exchange offer for 30% or more of the voting power of our then-outstanding shares.

•

Directors are elected such that a majority of the members of our board shall have been members of our board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

A change of control under our 2004 Stock and Incentive Awards Plan and our 2016 Plan generally occurs when a third party acquires 20% or more of our outstanding stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, or we are liquidated or dissolved or substantially all of our assets are sold.

Payments Upon Termination

The following table summarizes the estimated value of payments and other benefits to which our continuing NEOs would have been entitled under the employment agreements, as amended and restated, and equity plans described above upon certain terminations of employment, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2021, and that the employment agreements had been amended and restated as of such date, and (ii) in the case of a change of control, the vesting of all stock options, restricted stock and restricted cash held by our NEOs was accelerated.

Name	Benefit	Without Cause or for Good Reason ($)***	Without Cause or for Good Reason in Connection With a Change of Control ($)***

Michael W. Altschaefl	Severance	$1,120,000	$2,085,000	**

	Pro Rata Target Bonus	$425,000	—

	Benefits	$23,092	$23,092

	Acceleration of Equity*	$1,125,465	$1,339,263

	Total	$2,693,557	$3,447,355

J. Per Brodin	Severance	$525,000	$1,050,000

	Pro Rata Target Bonus	$175,000	$175,000

	Benefits	$23,092	$23,092

	Acceleration of Equity*	$109,989	$283,987

	Total	$833,081	$1,532,079

Scott Green	Severance	$480,500	$961,000

	Pro Rata Target Bonus	$175,000	$175,000

	Benefits	$32,714	$32,714

	Acceleration of Equity*	$919,174	$1,024,813

	Total	$1,607,388	$2,193,527

Total		$5,134,026	$7,172,961

*	Based on the closing price of our Common Stock on March 31, 2021. Also includes accelerated vesting of restricted cash.

**

Mr. Altschaefl’s severance benefit represents his change of control benefit payable upon a change of control or upon his termination without “cause” or for “good reason” following our entry into a binding agreement that would result in a change of control. Mr. Altschaefl does not receive any additional severance benefit following his receipt of his change of control benefit.

***

Under the employment agreements prior to their amendment and restatement, the executives would have been entitled to the same benefits, except that (i) they would not have been entitled to receive acceleration of equity upon a termination without cause or for good reason absent a change of control, and (ii) Mr. Brodin and Mr. Green would not have received the pro-rata bonus upon a qualifying employment termination.

Payments Upon Change of Control (No Termination)

Mr. Altschaefl’s Agreement

The following table summarizes the estimated value of payments and other benefits to which Mr. Altschaefl would have been entitled under his employment agreement and the equity plans described above upon a change of control or upon his termination without “cause” or for “good reason” prior to a change of control but following our entry into a binding agreement that would result in a change of control, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2021, (ii) in the case of the pro rata target bonus, that the maximum bonus was earned for the year of termination and (iii) in the case of a change of control, the vesting of all restricted stock and restricted cash held by our NEOs was accelerated.

Name	Benefit	Upon a Change of Control ($)	Without Cause or for Good Reason After Entry Into Binding Agreement ($)

Michael W. Altschaefl	Change of Control Benefit	$2,085,000	$2,085,000

	Benefits	—	$23,092

	Acceleration of Equity*	$1,339,263	—

	Total	$3,424,263	$2,108,092

*	Based on the closing price of our Common Stock on March 31, 2021. Also includes accelerated vesting of restricted cash.

Equity Award Acceleration Upon Change of Control

If a change of control had occurred at the end of our fiscal 2021 on March 31, 2021, and the vesting of all shares of restricted stock and all restricted cash then held by our NEOs were automatically accelerated in accordance with the terms of the applicable restricted stock and restricted cash award agreements, and all such restricted stock were cashed out for a payment equal to the product of (A) the number of unvested restricted shares and (B) the closing price of our Common Stock on March 31, 2021, and with respect to the restricted cash, a cash payment equal to the amounts set forth in each tandem restricted stock and cash award agreement at the time of grant, our NEOs would have received approximately the following benefits.

Name	Number of Unvested Restricted Stock Shares Accelerated and Cashed Out (#)	Value Realized For Restricted Stock ($)	Value Realized For Restricted Cash ($)

Michael W. Altschaefl	177,986	$1,238,783	100,480

J. Per Brodin	23,705	$164,987	119,000

Scott Green	117,977	$821,120	203,693

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

Each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect our company. We believe that we have designed a balanced approach to our compensation programs that rewards both our NEOs and our other key employees for achieving our annual and longer-term strategic objectives and financial and business performance goals that we believe will help us achieve sustained growth and success over the long term. We believe that our compensation committee has structured our total executive compensation to ensure that there is a focus on incentivizing and rewarding both near-term financial performance and sustained long-term shareholder appreciation. While it is possible that the pursuit of our strategic objectives and our annual financial performance targets that determine our incentive compensation may lead to employee behavior that may increase certain risks to our company, we believe that we have designed our compensation programs to help mitigate against such concerns and to help ensure that our compensation practices and decisions are consistent with our strategic business plan and our enterprise risk profile.

During our annual review, our compensation committee takes the following actions:

•	Identifies our material compensation arrangements and categorizes them according to the levels of potential risk-taking behaviors that our compensation committee believes they may encourage;

•

Meets with our chief executive officer and chief financial officer to develop a better understanding of our enterprise risk profile and the material risks, including reputational risk and those described under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K, that we face and the relationship of our compensation policies and practices to those identified enterprise-related risks;

•

Evaluates the levels of potential risk-taking that may be encouraged by each material compensation arrangement to determine whether it is appropriate in the context of our overall compensation arrangements, our objectives for our compensation arrangements, our strategic goals and objectives and our enterprise risk profile; and

•	Identifies and evaluates the likely effectiveness of the risk-mitigation attributes contained in our compensation policies and practices, as set forth below.

As part of its review of our compensation policies and practices, our compensation committee identified the following attributes that it believes help to mitigate against the potential for excessive or unnecessary risks to be realized by our company as a result of our compensation policies and practices:

•

We believe that we have set base salaries at a sufficient level to discourage excessive or unnecessary risk taking. We believe that base salary, as a non-variable element of compensation, helps to moderate the incentives to incur risk in the pursuit of increased financial performance metrics that are directly tied to the payment of variable elements of compensation. To perform its moderating function, we believe that base salary should make up a substantial portion of target total compensation. Our NEOs’ fiscal 2014 – 2019 base salaries were, on average, more than 50% of their total actual compensation during such fiscal year. As a result of our financial success in fiscal 2020 and 2021 and the resulting annual bonuses payable to our NEOs, base salaries constituted approximately 40% and 37% of our NEOs total compensation in fiscal 2020 and 2021, respectively.

•

Our incentive compensation goals in fiscal 2020, 2021 and 2022 were and are directly tied to and support our strategic business plan and were and are based upon our annual operating budget levels that were and are reviewed and approved by our board of directors and that we believe were and are attainable at their targeted levels without the need to (i) take excessive or unnecessary risks; (ii) take actions that would violate our Code of Conduct; or (iii) make material changes to our long-term business strategy or our methods of management or operation.

•	Our fiscal 2015 — 2022 incentive compensation programs capped the amount of annual cash bonus opportunities and provided for three-year pro rata vesting of equity awards.

•	Our fiscal 2021 discretionary annual executive bonus program limited the amount of our NEOs’ cash bonuses to 50% of base salary compensation earned in fiscal year 2021 for our Chief Operating Officer and Chief Financial Officer and 100% of base salary compensation earned in fiscal year 2021 for our Chief Executive Officer.

•

Our fiscal 2022 discretionary annual executive bonus program also limits the amount of our NEOs’ cash bonuses to 75% of base salary compensation earned in fiscal year 2022 for our Chief Operating Officer and Chief Financial Officer and 150% of base salary compensation earned in fiscal year 2022 for our Chief Executive Officer.

•	Our tiered fiscal 2022 annual bonus approach should help to moderate any potential enterprise risk related to an “all-or-nothing” bonus threshold.

•

Our incentive compensation for fiscal 2015 – 2022 was and is a combination of cash incentives and three-year pro rata vesting equity awards, so that employees only realize value on such equity awards through sustained long-term appreciation of our shareholder value. Our compensation committee believes that this combination of short and long-term equity-based incentive compensation lowers the risk of unnecessary short term risk taking associated with our annual incentive programs.

•

Our long-term incentive compensation for fiscal 2019 – 2022 allowed, and allows, at the recipient option (other than in fiscal 2020, when it was required), for cash bonus awards payable in one-third increments upon the annual vesting of their tandem restricted stock awards. We believe the NEO’s option to accept a portion of his long-term incentive award in cash provides a mechanism for our NEOs to pay their taxes associated with the vesting of restricted stock without having our NEOs sell or pledge shares in order to pay for their associated taxes. We believe this structure helps to increase the level of company share ownership by our NEOs and puts a greater portion of their compensation “at risk”.

•	We have implemented stock ownership guidelines for all of our executive officers, which we believe help to focus them on long-term stock price appreciation and sustainability.

•

We maintain an anti-hedging policy prohibiting our employees, officers and directors from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the value of our securities.

•

We have adopted an executive compensation “clawback” policy as an additional risk mitigation provision. Our clawback policy calls on our board of directors to require reimbursement from any officer of an amount equal to the amount of any overpayment or overrealization of any incentive compensation paid to, or realized by, the officer if:

(i)    The payment or vesting of incentive compensation was predicated upon the achievement of certain company financial or operating results with respect to the applicable performance period that were subsequently the subject of a material financial statement restatement (other than a restatement due to subsequent changes in generally accepted accounting principles, policies or practices) that adversely affects our prior announced or stated financial results, financial condition or cash flows;

(ii)    In our board’s view, the recipient engaged in misconduct that caused, partially caused or otherwise contributed to the need for the financial statement restatement; and

(iii)    Vesting would not have occurred, or no payment or a lower payment would have been made to the recipient, based upon our restated financial results, financial condition or cash flow.

•

We maintain an incentive compensation program for members of our sales force under which they are paid a base level of compensation plus commission-based compensation determined based on volume, type of customer and sometimes customer profitability. In fiscal 2021, the total commissions paid to our sales force totaled $1,673,642 million, of which $1.35 million was paid to Greg Green (the brother of Scott Green). In fiscal 2020 and fiscal 2019, Greg Green received $2.23 million and $362,899 in commission payments, respectively. The eligible employees are engaged in sales and our general philosophy regarding their compensation is to provide a portion of their compensation on a variable basis to create incentives for them to bring in new customers and increase sales of our products and services to existing customers. We recognize that encouraging these actions by the participants may pose risks, such as gen-

erating a high volume of low-margin sales or short-term revenue accompanied by long-term costs. Accordingly, we designed the program to limit these risks by having the final decision on pricing outside of the control of the sales force and, in some cases, having the commission rate linked to the gross margin achieved in order to encourage high-quality sales. We have also implemented an overall cap on commission rates to ensure that the company and its shareholders are the primary beneficiaries of high-margin sales. We monitor the program periodically to determine whether our risk-management objectives are being addressed by these features and intend to modify the program if necessary to reflect changes to our risk profile.

•

Our compensation committee reviewed the payments made to Greg Green under our incentive compensation program as part of its compensation risk management review. Our compensation committee believes that the incentive compensation program effectively manages risk as payouts are based only on measurable financial or business critical metrics. The significant payment to Mr. Green was primarily a result of extraordinary performance in generating sales to our largest customer, which accounted for 56% of our overall revenue in fiscal 2021 and helped drive our strong performance in fiscal 2021. As Mr. Green’s commission was based on a percentage of the revenue generated and for some customers, the commission rate was linked to the gross margin achieved on generated from qualifying sales in excess of Mr. Green’s sales base (which was determined based on his historical performance), the compensation committee believes that the commission program properly incentivized high-quality sales while preserving value for the company and its shareholders.

As a result of our compensation committee’s annual review, our compensation committee did not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking in light of our strategic plan, business objectives and our enterprise risk profile. Accordingly, our compensation committee did not implement any material changes in response to this review.

DIRECTOR COMPENSATION

In fiscal 2021, we offered the following compensation program for our non-employee directors: (a) an annual retainer of $40,000, payable quarterly in cash or shares of our Common Stock at the election of the recipient; (b) an annual long-term equity-based incentive award, vesting ratably over three years, with a grant date fair value of $45,000, that is paid 60% in three-year pro rata vesting restricted stock and 40% of three-year pro rata vesting restricted cash that vests in tandem with the restricted stock at the election of the recipient; (c) an annual retainer of $40,000 for our lead director, payable quarterly in cash or shares of Common Stock at the election of the recipient; (d) an annual retainer of $30,000 for the chair of our audit and finance committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; (f) an annual retainer of $20,000 for the chair of the compensation committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; (g) an annual retainer of $20,000 for the chair of the nominating and corporate governance committee, payable quarterly in cash or shares of Common Stock at the election of the recipient; and (h) an annual retainer of $25,000 for the chair of the strategic alternatives committee, payable quarterly in cash or shares of Common Stock at the election of the recipient.

In late fiscal 2021, our compensation committee determined to increase the compensation of our non-employee directors for fiscal 2022 to: (a) an annual retainer of $45,000, payable quarterly in cash or shares of our Common Stock at the election of the recipient; and (b) an annual long-term equity-based incentive award, vesting ratably over three years, with a grant date fair value of $50,000, that is issued, at the director’s choice, either 100% in restricted stock or in a combined grant, with 60% of the dollar value of the award issued in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award issued in the form of three-year pro rata vesting restricted cash that vests in tandem with the restricted stock. The annual retainers for our lead director, chairs of our audit and finance committee, compensation committee, nominating and corporate governance committee and strategic alternatives committee will remain the same for fiscal 2022 as fiscal 2021, except that if our lead director is also the chair of a committee, the annual committee chair retainer will be reduced by 50%.

In addition, pursuant to our director retirement program, upon the recommendation of our compensation committee and the approval of our board of directors, any board-approved non-employee director who voluntarily retires from the board prior to the end of his or her stated term or who voluntarily decides not to stand for re-election at the end of his or her stated term will be entitled to (i) continued vesting of up to all of his or her then outstanding unvested restricted stock and options on the dates when such vesting would otherwise occur if such director remained on the board on such dates and/or (ii) a services fee of $200 per hour for any time spent at our request on company-related matters, plus reimbursement for all out-of-pocket expenses, in each instance, subject to such additional terms and conditions, if any, as may be determined necessary or appropriate by our compensation committee and our board of directors. This policy only applies if the board of directors approves its application to a retiring director. In early fiscal 2018, our board, upon the recommendation of the compensation committee, pre-approved the application of our director retirement program to Mr. Williamson. In addition, our compensation committee approved the payment of a $30,000 retirement benefit to Mr. Williamson upon the time Mr. Williamson chooses to retire from our board, which will be applied by Mr. Williamson toward the purchase of Common Stock directly from the company.

Additionally, Mr. Potts agreed that, in connection with his retirement as an officer of the company in fiscal 2018, he would not receive any cash compensation as a non-employee director (other than reimbursement of out of pocket expenses) until January 1, 2019, and would not receive any equity compensation during his entire term as a director. Mr. Potts also agreed that he would not participate in our director retirement program or receive any retirement benefit upon his retirement from our board of directors.

Our compensation committee did not engage a compensation consultant to establish the compensation program for our non-employee directors. However, in considering our non-employee director compensation levels, our committee reviewed the FW Cook 2020 Director Compensation Report and Pearl Meyer’s Non-Employee Director Pay Practices Executive Summary. In order to attract potential new independent directors in the future, our board of directors has retained the flexibility to make an initial stock option or other form of equity-based grant or a cash award to any such new non-employee directors upon joining our board.

All non-employee directors are required to own at least 25,000 shares. Non-employee directors are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Our non-employee directors who were directors at the time of the adoption of the amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly elected non-employee directors will have until the fifth anniversary of their election to satisfy the ownership requirement. All of our non-employee directors have either satisfied the ownership requirement or have additional time to do so.

DIRECTOR COMPENSATION FOR FISCAL 2021

The following table summarizes the compensation of our non-employee directors for fiscal 2021. Directors who are also employees did not receive any compensation for their service as directors and they are therefore omitted from the table. We reimbursed each of our directors, including our employee directors, for expenses incurred in connection with attendance at meetings of our board and its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

Anthony L. Otten(4)	85,000	26,997	14,580	126,577

Alan B. Howe(5)	65,000	44,998	5,400	115,398

Ellen B. Richstone(6)	70,000	44,998	9,180	124,178

Michael J. Potts(7)	40,000	—	—	40,000

Mark C. Williamson(8)	60,000	26,997	14,580	101,578

(1)

Represents the grant date fair value of the restricted stock awards pursuant to ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2021.

(2)	Only Mr. Williamson held any outstanding options as of March 31, 2021. Mr. Williamson held options to purchase 82,259 shares of our Common Stock at a weighted average price of $2.75.

(3)

Includes $14,580 in restricted cash received by Mr. Otten, $5,400 in restricted cash received by Mr. Howe, $9,180 in restricted cash received by Ms. Richstone, and $14,580 in restricted cash received by Mr. Williamson, that vested in tandem with the vesting of restricted stock awards.

(4)	As of March 31, 2021, Mr. Otten held no options to purchase shares of our Common Stock and held 19,659 shares of restricted Common Stock.

(5)	As of March 31, 2021, Mr. Howe held no options to purchase shares of our Common Stock and held 17,501 shares of restricted Common Stock.

(6)	As of March 31, 2021, Ms. Richstone held no options to purchase shares of our Common Stock and held 24,251 shares of restricted Common Stock.

(7)	As of March 31, 2021, Mr. Potts held no options to purchase shares of our Common Stock and held no shares of restricted Common Stock.

(8)	As of March 31, 2021, Mr. Williamson held options to purchase 85,259 shares of our Common Stock and held 19,659 shares of restricted Common Stock.

PROPOSAL TWO:

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We view executive compensation as an important matter both to us and to our shareholders. As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. This advisory vote on the compensation of our NEOs allows our shareholders to express their views on our executive compensation programs.

Our compensation committee considered the results from the shareholder advisory (or “say-on-pay”) vote on executive compensation at our 2020 Annual Meeting of Shareholders. At our 2020 Annual Meeting of Shareholders, approximately 67% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. After careful review of the results of our say-on-pay vote at our 2020 Annual Meeting of Shareholders, representatives of our board of directors, our compensation committee and management engaged with certain of our large shareholders over the past year to discuss their views on our executive compensation program. Such shareholders noted that they were generally satisfied with our company’s pay for performance philosophy, governance practices and our executive compensation program. They noted that the relatively low level of shareholder support for our executive compensation program at our 2020 Annual Meeting of Shareholders was likely based on certain proxy advisory firms reacting negatively to our company’s shareholder rights plan. As a result, we did not implement any significant structural changes to our executive compensation program in fiscal 2022.

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate our executive officers to maintain strong financial performance, particularly positive net income and EBITDA, and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders and for extraordinary effort and dedication to our company. Since early fiscal 2018, we have worked to implement a culture that focuses on maintaining profitability and EBITDA, along with revenue growth. As a result, our fiscal 2018 – 2022 compensation programs were and are designed to incentivize and reward short-term and long-term decisions that helps us achieve our revenue, net income and EBITDA goals and that help increase our shareholder value. Some examples of recent actions we have taken to further these objectives include:

•	Our decision to implement an annual bonus program for fiscal 2022 with tired, EBITDA-based bonus pay-outs;

•

Our decision in fiscal 2020 –2022 to implement a discretionary financial bonus performance pool for our NEOs (other than our chief executive officer) based on achieving our profitability goals. We believe this additional discretionary bonus opportunity placed and places a greater percentage of our NEOs’ total potential compensation “at risk” and motivated and motivating our management to achieve our financial and strategic objectives, which thereby should help to enhance our shareholder value;

•

Granting long-term equity incentive awards in the form of three-year pro rata vesting restricted stock grants in order to reward our NEOs for increasing shareholder value and to motivate and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership;

•

We offered each of our NEOs the alternative of accepting their fiscal 2022 annual long-term equity-based incentive grant either (i) 100% in the form of three-year pro rata vesting restricted stock or (ii) a combined grant, with 60% of the dollar value of the award in the form of three-year pro rata vesting restricted stock and 40% of the dollar value of the award in the form of restricted cash payable in one-third increments upon the annual vesting of the tandem restricted stock awards. We believe that providing this option to our NEOs encourages the long term retention of their equity grants;

•

Our decision to delay the implementation of the previously approved fiscal 2021 NEO salary increases for the first quarter of fiscal 2021 in connection with our efforts to control costs and reduce cash spend in order to help mitigate the effects of the global economic slowdown caused by the COVID-19 pandemic; and

•	Our executives have employment agreements with “double trigger” change in control provisions (other than Mr. Altschaefl) and do not provide for tax gross-ups.

For a further description of our executive compensation programs, please see the disclosure under the heading “Executive Compensation” above.

Our board of directors would like the support of our shareholders for the compensation of our NEOs as disclosed in this proxy statement. Accordingly, for the reasons discussed above, our compensation committee recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement will be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution, assuming a quorum exists. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast for this purpose.

This advisory vote on the compensation of our NEOs is not binding on our company, our board of directors or the compensation committee of the board. However, the board and the compensation committee will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.

RECOMMENDATION: OUR COMPENSATION COMMITTEE RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 9, 2021, by:

•	each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of June 9, 2021, through the exercise of any warrant, stock option or other right. Except as noted by footnote, and subject to community property laws where applicable, we believe that the shareholders named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Information is based on 30,998,205 shares outstanding as of June 9, 2021.

Except as set forth below, the address of all shareholders listed under “Directors and executive officers” is c/o Orion Energy Systems, Inc. 2210 Woodland Drive, Manitowoc, WI 54220.

	Shares Beneficially Owned
	Number	Percentage of Outstanding

Directors and executive officers

Michael W. Altschaefl(1)	708,302	2.3%

J. Per Brodin	0	*

Scott A. Green(2)	330,051	*

Alan B. Howe (3)	6,837	*

Anthony L. Otten(4)	104,970	*

Michael J. Potts	465,627	1.5%

Ellen B. Richstone(5)	89,935	*

Mark C. Williamson(6)	182,326	*

William T. Hull(7)	862,200	2.7%

All current directors and executive officers as a group (9 individuals)(8)	1,940,329	6.3%

Principal shareholders

BNP Paribas Asset Management UK Ltd.(9)	3,630,221	11.7%

North Star Investment Management Corp.(10)	2,928,117	9.4%

Renaissance Technologies LLC (11)	2,237,292	7.2%

BlackRock, Inc.(12)	1,677,599	5.4%

*	Indicates less than 1%.

(1)

Consists of (i) 645,088 shares of Common Stock and (ii) 63,214 shares of Common Stock issuable upon the exercise of options. The number does not include 175,005 shares of restricted Common Stock that do not vest within 60 days of June 9, 2021.

(2)	Consists of 330,451 shares of Common Stock. The number does not include 97,261 shares of restricted Common Stock that do not vest within 60 days of June 9, 2021.

(3)	Consists of 6,837 shares of Common Stock. The number does not include 22,036 shares of restricted Common Stock that do not vest within 60 days of June 9, 2021.

(4)	Consists of 104,970 shares of Common Stock. The number does not include 15,629 shares of restricted Common Stock that do not vest within 60 days of June 9, 2021.

(5)	Consists of 89,935 shares of Common Stock. This number does not include 22,036 shares of restricted Common Stock that do not vest within 60 days of June 9, 2021.

(6)

Consists of (i) 119,112 shares of Common Stock and (ii) 63,214 shares of Common Stock issuable upon the exercise of options. The number does not include 15,629 shares of restricted Common Stock that do not vest within 60 days of June 9, 2021.

(7)

Balance reflects Mr. Hull’s holdings as of June 9, 2020, the date of his most recent Form 4 filing. Mr. Hull ceased to be an executive officer of the Company on November 6, 2020. Mr. Hull’s address is 160 Beacon Drive, Unit D, Mooresville, North Carolina 28117.

(8)

Consists of (i) 1,813,901 shares of Common Stock and (ii) 126,428 shares of Common Stock issuable upon the exercise of options. The number does not include 371,301 shares of restricted Common Stock that do not vest within 60 days of June 9, 2021.

(9)

The address of BNP Paribas Asset Management UK Ltd., which we refer to as “BNP Paribas,” is 5 Aldermanbury Sqaure, London, EX2V 7BP. Other than share ownership percentage information, the information set forth is as of February 26, 2021, as reported by BNP Paribas in its Schedule 13G filed with us and the SEC. BNP Paribas has sole voting power and sole dispositive power as to all 3,630,221 shares.

(10)

The address of North Star Investment Management Corporation, which we refer to as “North Star,” is 20 N. Wacker Drive, Suite 1416, Chicago, Illinois 60606. Other than share ownership percentage information, the information set forth is as of December 31, 2020, as reported by North Star in its Schedule 13G filed with us and the SEC. North Star has sole voting power as to 1,410,750 shares, sole dispositive power as to 1,410,750 shares and shared dispositive power as to 1,517,367 shares.

(11)

The address of Renaissance Technologies LLC, which we refer to as “Renaissance,” is 800 Third Avenue, New York, New York 10022. Other than share ownership percentage information, the information set forth is as of December 31, 2020, as reported by Renaissance in its Schedule 13G filed with us and the SEC. Renaissance has sole voting power as to 2,116,775 shares and sole dispositive power as to 2,237,292 shares.

(12)

The address of BlackRock, Inc., which we refer to as “BlackRock,” is 55 East 52nd Street, New York, New York 10055. Other than share ownership percentage information, the information set forth is as of December 31, 2020, as reported by BlackRock in its Schedule 13G filed with us and the SEC. BlackRock has sole voting power as to 1,666,065 shares and sole dispositive power as to 1,677,599 shares.

Policies and Procedures Governing Related Person Transactions

Our policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable to us than those available from unaffiliated third parties. Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, nominees for director, holder of 5% or more of our Common Stock or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to our audit and finance committee certain information relating to related person transactions for review, approval or ratification by our audit and finance committee. In making a determination about approval or ratification of a related person transaction, our audit and finance committee will consider the information provided regarding the related person transaction and whether consummation of the transaction is believed by the committee to be in our best interests. Our audit and finance committee may take into account the effect of a director’s related person transaction on the director’s status as an independent member of our board of directors and eligibility to serve on committees of our board under SEC rules and the listing standards of the Nasdaq Capital Market. Any related person transaction must be disclosed to our full board of directors.

Related Person Transactions

Set forth below are certain related person transactions that occurred in our fiscal year 2021. Based on our experience in the business sectors in which we participate and the terms of our transactions with unaffiliated third persons, we believe that all of the transactions set forth below (i) were on terms and conditions that were not materially less favorable to us than could have been obtained from unaffiliated third parties and (ii) complied with the terms of our policies and procedures regarding related person transactions. All of the transactions set forth below have been ratified by our audit and finance committee.

In fiscal 2021, Greg Green, our enterprise sales manager, received $1,461,265 of compensation from us in his capacity as an employee. Included in this compensation was $1,347,285 in commissions and the vesting of restricted stock valued at $1,980. Mr. Green is the brother of Scott A. Green, our chief operating officer and executive vice president. See “Risk Assessment of Our Compensation Policies and Practices” for more information regarding Mr. Greg Green’s commissions.

In fiscal 2021, Neil Green, our director of strategic accounts, received $127,422 of compensation from us in his capacity as an employee. Included in this compensation was $1,602 in commissions, a $16,920 bonus award and $5,250 in tuition reimbursement payments. Mr. Green is the son of Scott A. Green, our chief operating officer and executive vice president.

AUDIT AND FINANCE COMMITTEE MATTERS

Report of the Audit and Finance Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Our audit and finance committee has adopted certain pre-approval categories for each fiscal year. These categories relate to auditor assistance with periodic filings with the SEC, auditor assistance with board approved capital raising or debt financing, auditor assistance with board approved acquisitions, auditor assistance with due diligence, required responses to SEC comment letters, and auditor assistance with routine tax matters.

We, the members of the audit and finance committee, as of the date of our filing of our fiscal 2021 Annual Report on Form 10-K with the SEC, represent the following:

1. As required by our charter, we reviewed the company’s financial statements for the fiscal year 2021 and met with management, as well as representatives of BDO USA, LLP, the company’s independent registered public accounting firm (which we refer to as “BDO”) for fiscal year 2021, to discuss the financial statements.

2. We also discussed with members of BDO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

3. In addition, we received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board and the SEC regarding BDO’s communications with the audit and finance committee concerning independence, and discussed with members of BDO their independence from management and the company.

4. Based on these discussions, the financial statement review and other matters we deemed relevant, we recommended to the company’s board of directors that the company’s audited financial statements for the fiscal year 2021 be included in the company’s Annual Report on Form 10-K for the year ended March 31, 2021.

Respectfully submitted by the audit and finance committee:

Ellen B. Richstone, Chair
Anthony L. Otten
Alan B. Howe

Principal Accountant Services and Fees

BDO serves as our independent registered public accounting firm. Representatives of BDO are expected to be present at our annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees billed by BDO for professional services rendered for the audit of our annual financial statements for fiscal 2021 and fiscal 2020 and fees billed for other services rendered during fiscal 2021 and fiscal 2020:

	Fiscal 2021	Fiscal 2020

Audit fees(1)	$624,445	$518,623

Audit-related fees	—	—

Tax fees	—	—

All other	—	—

Total fees	$624,445	$518,623

(1)

Represents the aggregate fees billed for the integrated audit of our fiscal 2021, and financial statement audit of our fiscal 2020 financial statements, review of quarterly financial statements, review of other documents filed with the SEC, and attendance at audit committee meetings and shareholder meetings.

Audit Committee Pre-Approval Policy

The audit and finance committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit and finance committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit and finance committee’s approval of the scope of the engagement of our independent registered public accountants or on an individual, explicit case-by-case basis before our independent auditor is engaged to provide each service.

The audit and finance committee considered whether the provision of the services not related to the audit of our financial statements acknowledged in the table above was compatible with maintaining the independence of BDO and is of the opinion that the provision of these services was compatible with maintaining BDO’s independence.

PROPOSAL THREE:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and finance committee has selected BDO USA, LLP (which we refer to as “BDO”) to be our independent registered public accounting firm for our fiscal year 2022. In selecting BDO to be our independent registered public accounting firm for our fiscal year 2022, our audit and finance committee considered the results from its review of BDO’s independence, including (i) all relationships between BDO and our company and any disclosed relationships or services that may impact BDO’s objectivity and independence; (ii) BDO’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the BDO engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Our audit and finance committee charter does not require that our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our shareholders do not ratify the selection, our audit and finance committee may reconsider whether to retain BDO, but still may retain the firm. Even if the selection is ratified, our audit and finance committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

RECOMMENDATION OF THE BOARD: THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR 2022.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of our Annual Report on Form 10-K for our fiscal year ended March 31, 2021. Requests should be made to our board secretary at our principal executive offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220; telephone number (800) 660-9340.

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this year’s proxy statement. All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) for presentation at our 2022 Annual Meeting of Shareholders must be received at our offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, by February 21, 2022, for inclusion in our proxy statement for our 2022 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or nominate a director at our 2022 annual meeting must comply with the requirements set forth in our bylaws. Among other things, a shareholder must give written notice to our board secretary no later than the close of business on the day which is determined by adding to December 31, 2021 the number of days starting with May 1, 2022 and ending on the date of the 2022 annual meeting. By way of example, if our 2022 annual meeting takes place on August 4, 2022, then such notice to be timely must be received not later than the close of business on April 5, 2022.

If the notice is not timely received in accordance with the foregoing, then we are not required to present such proposal at the 2022 annual meeting because the notice will be considered untimely. If our board of directors chooses to present such a shareholder proposal submitted after its due date at the 2022 annual meeting, then the persons named in proxies solicited by our board of directors for the 2022 annual meeting may exercise discretionary voting power with respect to such proposal.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with our board or with particular directors may send correspondence to our board secretary at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. Our board secretary will forward all appropriate communications to our board or to particular directors as directed or as appropriate. Shareholders may also communicate directly with non-management directors of our board by directing communications to Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220, Attn: Lead Director.

MAILINGS TO HOUSEHOLDS

To reduce duplicate mailings, we are now sending only one copy of any notice of internet availability of proxy materials, proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. Upon written request, we will promptly deliver a separate copy of any notice of internet availability of proxy materials, annual report or proxy statement to a shareholder at a shared address.

If you wish to receive separate copies of each notice of internet availability of proxy materials, proxy statement and annual report please notify us by writing or calling our board secretary at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, telephone number (800) 660-9340. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple notices of internet availability of proxy materials, proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling our board secretary.

PROXY SOLICITATION

We will bear the costs of solicitation of proxies for our annual meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, in person or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Brokers, nominees, fiduciaries, and other custodians who are requested to forward soliciting material to the beneficial owners of our Common Stock held of record by them will be reimbursed for their reasonable expenses.

YOUR VOTE IS IMPORTANT.

THE PROMPT RETURN OF PROXIES WILL SAVE OUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

ORION ENERGY SYSTEMS, INC. 2210 WOODLAND DRIVE MANITOWOC, WI 54220

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 12:00 P.M. (CT) on August 4, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OESX2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 12:00 P.M. (CT) on August 4, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D56753-P58808                      KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORION ENERGY SYSTEMS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees:
01) Ellen B. Richstone
02) Michael W. Altschaefl
03) Mark C. Williamson

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Advisory vote on the approval of the compensation of the Company’s named executive officers as disclosed in the proxy statement.					☐	☐	☐

3.	Ratification of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2022.					☐	☐	☐
4.	On such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies.

NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE THREE DIRECTOR NOMINEES INDICATED ABOVE, FOR ITEM 2 AND FOR ITEM 3. IT WILL ALSO BE VOTED IN ACCORDANCE WITH BEST JUDGMENT OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign name(s) exactly as shown above. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ORION ENERGY SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 5, 2021

1:00 p.m. (Local Time)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

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D56754-P58808

ORION ENERGY SYSTEMS, INC.

2210 Woodland Drive

Manitowoc, Wisconsin 54220

This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 5, 2021.

The shareholder hereby appoints Michael W. Altschaefl and J. Per Brodin, and each of them, proxies, with the power of substitution to vote all shares of Common Stock of ORION ENERGY SYSTEMS, INC. of record in the name of the undersigned at the close of business on June 9, 2021 at the Annual Meeting of Shareholders of Orion Energy Systems, Inc. to be held on August 5, 2021, or at any adjournment or postponement thereof.

I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the Annual Report on Form 10-K, and I hereby revoke any other proxy I may have executed previously for the 2021 Annual Meeting of Shareholders.

See reverse for voting instructions.